EXHIBIT 10.1

Published CUSIP Number: 29100YAA1

CREDIT AGREEMENT

Dated as of December 11, 2013

among

EMERGENT BIOSOLUTIONS INC.,
 as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
 L/C Issuer,

and

The Other Lenders Party Hereto

BANK OF AMERICA MERRILL LYNCH
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Book Managers

PNC BANK, NATIONAL ASSOCIATION
as Syndication Agent

J.P. MORGAN SECURITIES LLC
as Documentation Agent

TABLE OF CONTENTS
(continued)
SectionPage
Article I	DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	Times of Day; Rates
1.06	Letter of Credit Amounts
1.07	Currency Equivalents Generally
Article II	THE COMMITMENTS AND CREDIT EXTENSIONS
2.01	The Loans
2.02	Borrowings, Conversions and Continuations of Loans
2.03	Letters of Credit
2.04	Swing Line Loans
2.05	Prepayments
2.06	Termination or Reduction of Commitments
2.07	Repayment of Loans
2.08	Interest
2.09	Fees
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate
2.11	Evidence of Debt
2.12	Payments Generally; Administrative Agent's Clawback
2.13	Sharing of Payments by Lenders
2.14	Cash Collateral
2.15	Defaulting Lenders
Article III	TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Costs; Reserves on Eurodollar Rate Loans
3.05	Compensation for Losses
3.06	Mitigation Obligations; Replacement of Lenders
3.07	Survival
Article IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions of Initial Credit Extension
4.02	Conditions to all Credit Extensions
Article V	REPRESENTATIONS AND WARRANTIES
5.01	Existence, Qualification and Power
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	Financial Statements; No Material Adverse Effect
5.06	Litigation
5.07	No Default
5.08	Ownership of Property; Liens; Investments
5.09	Environmental Compliance
5.10	Insurance
5.11	Taxes
5.12	ERISA Compliance
5.13	Subsidiaries; Equity Interests; Loan Parties
5.14	Margin Regulations; Investment Company Act
5.15	Disclosure
5.16	Compliance with Laws
5.17	[Reserved]
5.18	Intellectual Property; Licenses, Etc
5.19	OFAC; Anti Corruption Laws
5.20	Solvency
5.21	Casualty, Etc
5.22	Collateral Documents
5.23	Material Contracts
Article VI	AFFIRMATIVE COVENANTS
6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Obligations
6.05	Preservation of Existence, Etc
6.06	Maintenance of Properties
6.07	Maintenance of Insurance
6.08	Compliance with Laws
6.09	Books and Records
6.10	Inspection Rights
6.11	Use of Proceeds
6.12	Covenant to Guarantee Obligations and Give Security
6.13	Compliance with Environmental Laws
6.14	Preparation of Environmental Reports
6.15	Further Assurances
6.16	Compliance with Terms of Material Contracts
6.17	Cash Management
6.18	Contingent Payment Obligations
Article VII	NEGATIVE COVENANTS
7.01	Liens
7.02	Investments
7.03	Indebtedness
7.04	Fundamental Changes
7.05	Dispositions
7.06	Restricted Payments
7.07	Change in Nature of Business
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
7.10	Use of Proceeds
7.11	Financial Covenants
7.12	Amendments of Organization Documents
7.13	Accounting Changes
7.14	Prepayments, Etc
7.15	Amendment, Etc
7.16	Sanctions; International Compliance Laws
7.17	Amendment of Transaction Acquisition Arrangement Agreemen
Article VIII	EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default
8.02	Remedies Upon Event of Default
8.03	Application of Funds
Article IX	ADMINISTRATIVE AGENT
9.01	Appointment and Authority
9.02	Rights as a Lender
9.03	Exculpatory Provisions
9.04	Reliance by Administrative Agent
9.05	Delegation of Duties
9.06	Resignation of Administrative Agent
9.07	Non-Reliance on Administrative Agent and Other Lenders
9.08	No Other Duties, Etc
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding
9.10	Collateral and Guaranty Matters
9.11	Secured Cash Management Agreements and Secured Hedge Agreements
9.12	Intercreditor and Subordination Agreements
Article X	MISCELLANEOUS
10.01	Amendments, Etc
10.02	Notices; Effectiveness; Electronic Communication
10.03	No Waiver; Cumulative Remedies; Enforcement
10.04	Expenses; Indemnity; Damage Waiver
10.05	Payments Set Aside
10.06	Successors and Assigns
10.07	Treatment of Certain Information; Confidentiality
10.08	Right of Setoff
10.09	Interest Rate Limitation
10.10	Counterparts; Integration; Effectiveness
10.11	Survival of Representations and Warranties
10.12	Severability
10.13	Replacement of Lenders
10.14	Governing Law; Jurisdiction; Etc
10.15	Waiver of Jury Trial1
10.16	No Advisory or Fiduciary Responsibility
10.17	Electronic Execution of Assignments and Certain Other Documents
10.18	USA PATRIOT Act
10.19	ENTIRE AGREEMENT
[Remainder of the Page Intentionally Left Blank]

SCHEDULES

1.01(s)(i)            Specified Candidate Program
1.01(s)(ii)           Specified Indebtedness
1.01(s)(iii)         Specified Subsidiary
2.01                          Commitments and Applicable Percentages
5.05                          Supplement to Interim Financial Statements
5.08(b)                 Existing Liens
5.08(c)                 Owned Real Property; Mortgaged Property
5.08(d)                 Existing Investments
5.09                          Environmental Matters
5.12(e)                  Pension Plans
5.13                          Subsidiaries and Other Equity Investments; Loan Parties
7.03                          Existing Indebtedness
7.09                          Burdensome Agreements
10.02                       Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

Form of

A                              Committed Loan Notice
B                                   Swing Line Loan Notice
C-1                            Revolving Note
C-2                           Term Note
D                                  Compliance Certificate
E-1                             Assignment and Assumption
E-2                             Administrative Questionnaire
F                                    Forms of U.S. Tax Compliance Certificates

CREDIT AGREEMENT
This CREDIT AGREEMENT (this "Agreement") is entered into as of December 11, 2013, among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party hereto as a Guarantor (as each such term is defined below), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
The Borrower has requested that the Lenders provide a revolving credit facility and a delayed draw term loan facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
"Account Control Agreements" each Deposit Account Control Agreement, Securities Account Control Agreement and each other account control agreement entered into pursuant to the terms of this Agreement or any other Loan Document, in each case, in form and substance reasonably satisfactory to Administrative Agent.
"Acquired EBITDA" shall mean, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in a manner reasonably acceptable to the Administrative Agent and which shall be factually supported by historical financial statements reasonably acceptable to the Administrative Agent; provided, however, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Measurement Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Measurement Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Measurement Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Measurement Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of days of such fiscal quarter included in the relevant Measurement Period and the denominator of which shall be actual days in such fiscal quarter.
"Acquired Interest Charges" shall mean, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated Interest Charges of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in a manner reasonably acceptable to the Administrative Agent and which shall be factually supported by historical financial statements reasonably acceptable to the Administrative Agent; provided, however, that, notwithstanding the foregoing to the contrary, in determining Acquired Interest Charges for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Measurement Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Measurement Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Measurement Period), Acquired Interest Charges for the portion of such fiscal quarter so included in such Measurement Period shall be deemed to be an amount equal to (x) Acquired Interest Charges otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of days of such fiscal quarter included in the relevant Measurement Period and the denominator of which shall be actual days in such fiscal quarter.
"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Aggregate Commitments" means the Commitments of all the Lenders.  The Aggregate Commitments as of the Closing Date are $225,000,000.
"Agreement" means this Credit Agreement.
"Applicable Percentage" means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) at any time during the Term Loan Availability Period, such Term Lender's Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender's Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender's Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15(a)(iv).  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
"Applicable Rate" means (a) subject to the proviso set forth in the immediately succeeding paragraph of this definition, from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the Fiscal Year ending December 31, 2013, (i) 1.75% per annum for Base Rate Loans, (ii) 2.75% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (iii) 0.50% for the Commitment Fee for the Revolving Credit Facility, and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a), provided that upon the earlier to occur of (x) the Target Acquisition Closing Date, or (y) the date of the Term Borrowing (such date, the "Rate Lock Trigger Date"), the "Applicable Rate" shall mean (I) 2.75% per annum for Base Rate Loans, (II) 3.75% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (III) 0.60% for the Commitment Fee for the Revolving Credit Facility from the Rate Lock Trigger Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) with respect to the first full fiscal quarter of the Borrower to occur after the fiscal quarter in which the Rate Lock Trigger Date occurred, at which time, the "Applicable Rate" shall be determined in accordance with clause (b) above:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee for Revolving Credit Facility	Eurodollar Rate and Letters of Credit	Base Rate
1	<0.75 to 1.00	0.30%	1.75%	0.75%
2	>0.75 to 1.00 but <1.50 to 1.00	0.40%	2.25%	1.25%
3	>1.50 to 1.00 but <2.25 to 1.00	0.50%	2.75%	1.75%
4	>2.25 to 1.00 but <3.00 to 1.00	0.50%	3.25%	2.25%
5	>3.00 to 1.00	0.60%	3.75%	2.75%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that, in each case, if a Compliance Certificate is not delivered when due (including, without limitation, for the fiscal quarter ending December 31, 2013 as referenced in clause (a) of the first paragraph of this definition above) in accordance with such Section 6.02(a), then, upon the request of the Required Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
"Applicable Revolving Credit Percentage" means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender's Applicable Percentage in respect of the Revolving Credit Facility at such time.
"Appropriate Lender" means, at any time, (a) with respect to the Term Facility, a Lender that has a Term Commitment or holds a Term Loan at such time, (b) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment or holds a Revolving Credit Loan at such time, (c) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (d) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Arrangers" means, collectively, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and PNC Capital Markets LLC, in their capacities as joint lead arrangers and joint book managers.
"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
"Attributable Indebtedness" means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
"Availability Period" means, with respect to the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
"Bank of America" means Bank of America, N.A. and its successors.
"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate", and (c) the Eurodollar Rate plus 1.00%.  The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
"Base Rate Loan" means a Loan that bears interest based on the Base Rate.
"BioThrax" means BioThrax® (Anthrax Vaccine Absorbed), a vaccine indicated for the active immunization for the prevention of disease caused by Bacillus anthracis.
"BioThrax Contract" means that certain CDC BioThrax Procurement Contract (Contract No. 200-2011-42084), effective September 1, 2012, between Emergent BioDefense Operations Lansing LLC and the Centers for Disease Control and Prevention, as the same may be amended, restated, supplemented, replaced, renewed, or otherwise modified from time to time and shall include any successor contract thereto for the provision of the goods and services described therein by any Loan Party to any Governmental Authority of the Federal Government of the United States.
"BioThrax Receivables Account" means that certain deposit account of Emergent BioDefense Operations Lansing LLC ending -0027 maintained with PNC Bank, N.A. (including any successor account thereto or replacement account thereof) and any other account in which payments from the Federal Government (or any subdivision or agency thereof) on account of the BioThrax Contract are made or deposited.
"Borrower" has the meaning specified in the introductory paragraph hereto.
"Borrower Materials" has the meaning specified in Section 6.02.
"Borrowing" means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
"Capital Expenditures" means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), all as determined in accordance with GAAP.
"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for the L/C Obligations, or obligations of the Lenders to fund participations in respect of L/C Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent, or (c) if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.  "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than (x) Liens created under the Collateral Documents and (y) to the extent incurred in the ordinary course of business and not securing any Indebtedness, customary Liens (including rights of setoff) of banking institutions arising as a matter of law with respect to deposits maintained with such Person):
(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)            time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(c)            commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
(d)            Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
"Cash Management Bank" means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
"CFC" means (i) a Foreign Subsidiary that is a controlled foreign corporation under Section 957 of the Code, or (ii) a Subsidiary substantially all the assets of which consist of Equity Interests in Foreign Subsidiaries that constitute CFCs.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Change of Control" means an event or series of events by which:
(a)            any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right); or
(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
"Closing Date Compliance Certificate" has the meaning set forth in Section 4.01.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Collateral" means all of the "Collateral" and "Mortgaged Property" referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
"Collateral Documents" means, collectively, the Security Agreement, the Securities Pledge Agreement, the Mortgages, the Related Real Estate Documents, the Account Control Agreements, all assignments and notices of assignment made or delivered pursuant to the provisions of the Assignment of Claims Acts of 1940, as amended, 31 U.S.C. 3727, 41 U.S.C. 15, the Perfection Certificate, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
"Commitment" means a Term Commitment or a Revolving Credit Commitment, as the context may require.
"Committed Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate substantially in the form of Exhibit D.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated Cash Interest Charges" means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate amount of Consolidated Interest Charges payable in cash during such period.
"Consolidated Debt Service Coverage Ratio" means, as of any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA for the most recently ended Measurement Period minus (ii) the greater of (x) $20,000,000 and (y) aggregate amount of Maintenance CapEx during such Measurement Period to (b) the sum of (i) Consolidated Cash Interest Charges for such Measurement Period plus (ii) at any time prior to the Term Loan Termination Date, the aggregate principal amount of all regularly scheduled principal payments on Consolidated Funded Indebtedness (including, for the avoidance of doubt, the amount of regularly scheduled principal repayment installments of the Term Loans under Section 2.07(c) (other than the final principal repayment installment due on the Maturity Date for the Term Facility), without giving effect to any reductions thereof as a result of any optional or mandatory prepayments of the Term Loans (other than reductions thereof to zero ($0) as a result of the repayment in full of the Term Loans in connection with a Term Loan Termination Date)) of the Borrower and its Subsidiaries, on a consolidated basis, for such Measurement Period plus (iii) at any time prior to the Term Loan Termination Date, the aggregate amount of all mandatory prepayments on Consolidated Funded Indebtedness, except mandatory prepayments of Loans made pursuant to Section 2.05(c) or any other provisions hereof, by the Borrower and its Subsidiaries, on a consolidated basis, during such Measurement Period.
"Consolidated EBITDA" means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication, the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) extraordinary or non-recurring non-cash expenses attributable to minority positions in joint ventures, (v) non-cash, stock-based compensation expense, (vi) non-cash development expenses from joint ventures, (vii) without duplication, extraordinary or non-recurring cash and non-cash restructuring charges in connection with the termination of the Oxford-Emergent Tuberculosis Consortium joint venture, provided that the aggregate amount added back pursuant to this clause (vii) during the term of this Agreement shall not exceed $2,806,000, (viii) non-cash charges consisting of impairment of long-lived assets, change in fair value of contingent value rights and amortization or write-off of intangible assets (including goodwill) and (ix) without duplication and, in each case of subclauses (ix)(A) through (ix)(E) below, as approved by the Administrative Agent in its reasonable discretion, (A) to the extent incurred in connection with the Target Acquisition or any other Permitted Acquisition (including, for the avoidance of any doubt, by any Subsidiary acquired in connection with any such Acquisition), one-time non-recurring severance charges and customary transaction fees, costs and expenses (which, in the case of severance charges, are incurred within twelve (12) months of the Target Acquisition Closing Date or the closing date of such Permitted Acquisition, as the case may be, and expected to be paid within twenty-four (24) months of the Target Acquisition Closing Date or the closing date of such Permitted Acquisition, as the case may be), (B) to the extent the Target Acquisition Closing Date occurs and to the extent incurred by the Target prior to the Target Acquisition Closing Date, restructuring and transaction costs incurred by the Target, (C) from and after the closing date of any Permitted Acquisition, pro forma restructuring and transaction costs with respect to Acquired EBITDA attributable to the applicable acquired entity in an aggregate amount approved by the Administrative Agent in its reasonable discretion, and (D) without duplication of actual cost savings realized, the amount of net cost savings in connection with the Target Acquisition which are projected by the Borrower in good faith to result from actions taken during the period for which Consolidated EBITDA is being determined (which net cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), provided that such cost savings are reasonably identifiable and factually supportable, and (E) without duplication of actual cost savings realized, the amount of net cost savings in connection with any Permitted Acquisition which are projected by the Borrower in good faith to result from actions taken during the period for which Consolidated EBITDA is being determined (which net cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings added pursuant to this clause (ix)(E) for any Permitted Acquisition during the term of this Agreement shall not exceed an amount approved by the Administrative Agent in its reasonable discretion minus (b) without duplication, the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.
Notwithstanding the foregoing to the contrary, (x) the aggregate amount added pursuant to clause (a)(ix) contained in this definition above for any period shall in no event exceed 20% of Consolidated EBITDA for such period and (y) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion).
"Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments (in the case of surety bonds and similar instruments, to the extent included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP), (d) all obligations in respect of the deferred purchase price (including, without limitation, in the form of earnouts, milestones and other contingent payment obligations to the extent included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP) of property or services (other than trade accounts payable in the ordinary course of business), provided that royalties (and, to the extent reasonably approved by the Administrative Agent, other contingent payment obligations in the nature of a royalty payment (including those calculated based on a percentage of sales)) shall only be included in "Consolidated Funded Indebtedness" to the extent such liability exceeds the corresponding intangible item included on the consolidated balance sheet of the Borrower and its Subsidiaries, provided that any such corresponding intangible item shall be discernible and reasonably identifiable, (e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
"Consolidated Interest Charges" means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (excluding customary arrangement, upfront, administrative agency and amendment fees (in each case, to the extent not in the nature of interest charges) incurred in connection with the Facility or the convertible senior notes permitted under Section 7.03(i)) and (b) the portion of rent expense of the Borrower and its Subsidiaries under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period.  Notwithstanding the foregoing, during any Measurement Period in which any Permitted Acquisition is consummated (x) Consolidated Interest Charges for such Measurement Period shall be calculated on a pro forma basis as if such Permitted Acquisition had been consummated on the first day of such Measurement Period and (y) there shall be included in determining the Consolidated Interest Charges for such period, without duplication, the Acquired Interest Charges of any Person or business, or attributable to any property or asset, acquired (including, without limitation, Target) by the Borrower or any Subsidiary during such period (but not the Acquired Interest Charges of any related Person or business or any Acquired Interest Charges attributable to any assets or property, in each case to the extent not so acquired) in connection with such Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary, based on the actual Acquired Interest Charges of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion).
"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
"Consolidated Net Income" means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) non-cash extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower's equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower's equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the net amount of cash actually received by the Borrower or a Subsidiary from such Person during such Measurement Period as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (c) of this proviso).
"Consolidated Senior Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the result of (a) Consolidated Funded Indebtedness as of such date minus (b) the sum of (i) the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries that is expressly subordinated to the Obligations under the Loan Documents on terms, and pursuant to documentation, reasonably acceptable to the Administrative Agent plus (ii) the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries under unsecured convertible senior notes, permitted under Section 7.03(i).
"Consolidated Senior Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Senior Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Controlled Account" "Control Account" means the (a) the BioThrax Receivables Account and (b) each other deposit account and securities account now or hereafter owned by any Loan Party, other than (i) disbursement accounts, payroll accounts, withholding tax and other fiduciary accounts (including any employee stock purchase plan account maintained in the ordinary course of business, consistent with past practice, and which only contains funds of employees), (ii) any deposit account or securities account with an average daily balance of less than $750,000, provided that the aggregate daily balances in all such accounts do not exceed $2,750,000 and (iii) until such time the Administrative Agent shall request that the Borrower provide a Securities Account Control Agreement therefor and provided that the Borrower utilizes such account in the ordinary course of business consistent with past practice, the employee option exercise proceeds account of the Borrower maintained with Merrill Lynch, Pierce, Fenner & Smith, Incorporated.
"Covered Entity" means (a) each Loan Party, (b) each Subsidiary of a Loan Party, and (c) each pledgor of Collateral for the Obligations.
"Credit Extension" means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
"Default" means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
"Defaulting Lender" means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
"Deposit Account Control Agreement" shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent establishing the Administrative Agent's "control" (as such term is defined in Section 9‑104 of the UCC) with respect to, or otherwise perfecting (in any comparable manner with respect to any non-U.S. jurisdiction) the Administrative Agent's Lien on, any deposit account.
"Designated Jurisdiction" means any country or territory to the extent such country or territory itself is the subject or target of any Sanction.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Disqualified Stock" shall mean, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition or pursuant to any agreement, (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full in cash of the Loans, Obligations (including, without limitation contingent reimbursement obligations) in respect of Letters of Credit and all other Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of the Aggregate Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock) (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full in cash of the Loans, Obligations (including, without limitation contingent reimbursement obligations) in respect of Letters of Credit and all other Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of the Aggregate Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or may be convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Stock, in each case, prior to the date that is one hundred eighty (180) days after the latest scheduled Maturity Date; provided, that Equity Interests issued pursuant to a plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
"Documentation Agent" means J.P. Morgan Securities LLC, in it its capacity as documentation agent hereunder.
"Dollar" and "$" mean lawful money of the United States.
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
"Environmental Laws" means all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions to the extent relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that Indebtedness which is permitted under Section 7.03(i) and convertible or exchangeable into Equity Interests shall not constitute "Equity Interests" hereunder prior to the actual conversion thereof in full (or, in the case of a partial conversion, the applicable portion thereof) into Equity Interests.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
"Eurodollar Rate" means:
(a)            for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate ("LIBOR") or a comparable or successor rate, which rate is approved by the Administrative Agent in its reasonable discretion, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in its reasonable discretion in connection herewith, such approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
"Eurodollar Rate Loan" means a Loan that bears interest at a rate based clause (a) of the definition of "Eurodollar Rate."
"Event of Default" has the meaning specified in Section 8.01.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to Section 22 of the Continuing Guaranty, dated as of the Closing Date, as amended and in effect from time to time, and any other "keepwell, support or other agreement" for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
"Extraordinary Receipt" means the net amount of any cash received by or paid to or for the account of any Person not in the ordinary course of business (including, without limitation, any termination fees payable to Borrower or its Subsidiaries under the Target Acquisition Agreement), including pension plan reversions, proceeds of casualty or property insurance (other than (x) proceeds of business interruption insurance (to the extent such proceeds are not paid in lieu of claims in respect of casualty and/or property insurance) and (y) insurance proceeds constituting reimbursement for out-of-pocket costs and expenses incurred by such Person or its Subsidiaries), condemnation awards (and payments in lieu thereof), indemnity payments (other than amounts received in respect of third party claims) and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from tax refunds received by any Loan Party in the ordinary course of business.
"Facility" means the Term Facility or the Revolving Credit Facility, as the context may require.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
"FDA" means the U.S. Food and Drug Administration (or analogous foreign, state or local Governmental Authority) and any successor thereto.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
"Fee Letter" means, collectively, (a) the letter agreement, dated October 16, 2013, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, (b) the letter agreement, dated October 16, 2013, between the Borrower, PNC Bank, National Association and PNC Capital Markets LLC, and (c) the letter agreement, dated October 16, 2013, between the Borrower and J.P. Morgan Securities LLC.
"FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
"Fiscal Year" means the twelve (12) month period ending December 31 of each calendar year.
"Foreign Government Scheme or Arrangement" has the meaning specified in Section 5.12(d).
"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Foreign Subsidiary" means each Subsidiary other than a Domestic Subsidiary.
"Foreign Plan" has the meaning specified in Section 5.12(d).
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Government Furnished Property" has the meaning specified in Section 5.08(a).
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
"Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.
"Guarantors" means, collectively, the Domestic Subsidiaries of the Borrower (other than a CFC or a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC) listed on Schedule 5.13 that is identified as a "Guarantor" and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.  As of the Closing Date, the Guarantors that are Subsidiaries of the Borrower are Emergent BioDefense Operations Lansing LLC, Emergent Manufacturing Operations Baltimore LLC, Emergent Manufacturing Operations Meriden LLC, Emergent Frederick LLC, Emergent Commercial Operations Frederick Inc., Emergent International Inc., Emergent Sales and Marketing US LLC, Emergent Product Development Gaithersburg Inc., Emergent Product Development Seattle, LLC, Emergent Europe Inc., Emergent Protective Products USA Inc., 400 Professional LLC.
"Guaranty" means, collectively, (a) the Continuing Guaranty dated as of the Closing Date made by the Guarantors and the Borrower in favor of the Secured Parties, and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedge Bank" means any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)            all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;
(c)            net obligations of such Person under any Swap Contract;
(d)            all obligations of such Person to pay the deferred purchase price (including, without limitation, in the form of earnouts, milestones and other contingent payment obligations) of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);
(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, in each case to the extent required to be included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP; and
(h)            all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person (x) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (y) shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) endorsements of checks or drafts arising in the ordinary course of business.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitees" has the meaning specified in Section 10.04(b).
"Information" has the meaning specified in Section 10.07.
"International Compliance Laws" means all Laws applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption, terrorism, trade sanctions programs and embargoes and import/export licensing.
"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date for the applicable Facility; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date for the applicable Facility.
"Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice or such other period that is twelve (12) months or less requested by the Borrower and consented to by all applicable Lenders; provided that:
(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)            any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)            no Interest Period shall extend beyond the Maturity Date for the applicable Facility.
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
"Investment Policy" means the investment policy of the Borrower and its Subsidiaries as of the Closing Date, as the same may be amended or otherwise modified from time to time.
"IP Rights" has the meaning specified in Section 5.18.
"IRS" means the U.S. Internal Revenue Service.
"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"L/C Advance" means, with respect to each Revolving Credit Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lender" has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
"Letter of Credit" means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
"Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Fee" has the meaning specified in Section 2.03(h).
"Letter of Credit Sublimit" means an amount equal to $15,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
"LIBOR" has the meaning specified in the definition of Eurodollar Rate.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Liquidity" means, at any time of determination, an amount equal to the amount of domestic unencumbered, unrestricted cash and Cash Equivalents of the Loan Parties (to the extent such cash or Cash Equivalents are held in a Liquidity Account and as to which Administrative Agent shall have a first priority perfected Lien).
"Liquidity Account" means each Control Account established by the Loan Parties (a) for which the Administrative Agent shall act as the depository or securities intermediary, as the case may be or (b) for which any other financial institution (other than the Administrative Agent) shall act as the depository or securities intermediary, as the case may be, which account(s) shall, in the case of this clause (b), (x) be subject to an Account Control Agreement in favor of the Administrative Agent evidencing its first priority perfected Lien for the benefit of Secured Parties and (y) provide the Administrative Agent with the ability to accurately monitor the account balances in such account(s) (including information regarding any withdrawals and deposits relating to such account(s) and receipt by the Administrative Agent of continuous account information and monitoring) in a manner and pursuant to terms reasonably acceptable to the Administrative Agent.  Notwithstanding the foregoing, during the period from the Closing Date through the date that is 60 days following the Closing Date, the definition of "Liquidity Account" shall include any Control Account regardless of whether or not such account is subject to an Account Control Agreement or has otherwise satisfied the requirements of clause (b) of this definition.
"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or a Term Loan.
"Loan Documents" means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) the Post-Closing Agreement, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, and (i) any other agreement now or hereafter executed, acknowledged and/or delivered by any Loan Party in connection herewith and designated as a "Loan Document".
"Loan Parties" means, collectively, the Borrower and each Guarantor.
"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market
"Maintenance CapEx" means, for any period, the aggregate amount of Capital Expenditures made during such period for the purpose of maintaining, or extending the useful life of, any capital asset (which do not otherwise constitute normal replacements and maintenance which are properly charged to current operations).  For the avoidance of doubt, "Maintenance Cap Ex" shall not include any amount paid by the Borrower or any of its Subsidiaries in connection with the build-out the Baltimore location related to the Center for Innovation in Advanced Development and Manufacturing.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents, or of the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party; provided that the termination of Specified Candidate Programs and the dissolution of any Specified Subsidiary shall not constitute a Material Adverse Effect.
"Material Contract" means, with respect to the Borrower and its Subsidiaries, (a) the BioThrax Contract, (b) each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $25,000,000 or more in any year, and (c) the Target Acquisition Agreement.
"Material Government Contract" means, with respect to the Borrower and its Subsidiaries, the BioThrax Contract and each other government contract to which such Person is a party involving aggregate consideration which may be payable to such Person of $50,000,000 or more in any year.
"Maturity Date" means with respect to (a) the Revolving Credit Facility, the earlier of (i) December 11, 2018 or (ii) the Springing Maturity Date and (b) the Term Facility, the earliest of (i) September 30, 2015, (ii) the date that is the 21 month anniversary of the date of the Term Borrowing, (iii) the Springing Maturity Date and (iv) the earlier of (x) the date that the Target Acquisition Agreement is terminated and (y) the date that the Borrower and its Subsidiaries shall cease, in good faith, to pursue consummation of the Target Acquisition; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
"Measurement Period" means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.
"Medicaid" means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.
"Medicare" means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.
"Minimum Collateral Amount" means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal 103% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
"Mortgage" means, collectively, each mortgage, deed of trust or deed to secure debt pursuant to which a Loan Party grants to the Administrative Agent, for the benefit of the Secured Parties, a Lien upon any Mortgaged Property of such Loan Party, as security for the Obligations.
"Mortgage Note" means that certain Promissory Note (Multi-Rate Options), dated as of July 29, 2011 in the original principal amount of Thirty Million Dollars ($30,000,000.00) made by Borrower in favor of PNC Bank, National Association as amended and restated in its entirety pursuant to that certain Amended and Restated Mortgage Note, dated as of the date hereof, made by the Borrower in favor of the Administrative Agent, for the benefit of the Lenders, in respect of Obligations of the Borrower in an aggregate principal amount at any time outstanding not to exceed Twenty-Eight Million Dollars ($28,000,000.00).
"Mortgaged Property" shall mean, initially, each parcel of real property and the improvements thereon owned by a Loan Party, which properties are set forth on Schedule 5.08(c) and identified as "Mortgaged Property", and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 6.12.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Net Cash Proceeds" means:
(a)            with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket cost, fees, transaction Taxes, and other expenses incurred by such Loan Party or such Subsidiary in connection with such transaction, (C) income Taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash within two years in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) a reasonable reserve for any purchase price adjustment that is payable within sixty (60) days of any Disposition permitted hereunder; provided that, if such amounts maintained in reserve pursuant to subclause (D) exceeds the amount of the actual purchase price adjustment required to be paid in cash in respect of such Disposition or if such purchase price adjustment is not paid within such sixty (60) day period, the aggregate amount of such excess (or the aggregate amount not paid within such sixty (60) day period) shall constitute Net Cash Proceeds; and
(b)            with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction minus (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Note" means a Revolving Note, a Term Note or the Mortgage Note, as the context may require.
"NPL" means the National Priorities List under CERCLA.
"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided that the Obligation shall exclude any Excluded Swap Obligations.
"OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
"Outstanding Amount" means (a) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loans occurring on such date; (b) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date (as calculated in accordance with Section 1.06) after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
"Participant" has the meaning specified in Section 10.06(d).
"Participant Register" has the meaning specified in Section 10.06(d).
"PBGC" means the Pension Benefit Guaranty Corporation.
"Pension Act" means the Pension Protection Act of 2006.
"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act. Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan), that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Perfection Certificate" has the meaning specified therefor in the Security Agreement.
"Permitted Acquisition" means (a) the Target Acquisition, solely to the extent made in compliance with the provisions of Section 7.02(h) and (b) any  Investment which shall be made in compliance with the provisions of Section 7.02(g).
"Permitted Encumbrances" has the meaning specified in the Mortgages.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
"Platform" has the meaning specified in Section 6.02.
"Pledged Debt" has the meaning specified in Section 4.1 of the Security Agreement.
"Post-Closing Agreement" means that certain Post-Closing Agreement dated as of Closing Date, among the Borrower, the Guarantors and the Administrative Agent with respect to certain documents and actions to be delivered or taken after the Closing Date, as amended, restated, supplemented or otherwise modified from time to time.
"Public Lender" has the meaning specified in Section 6.02.
"Qualified Stock" shall mean any Equity Interest that is not Disqualified Stock.
"Recipient" means the Administrative Agent, any Lender, the L/C Issuer, the Swing Line Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
"Register" has the meaning specified in Section 10.06(c).
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Related Real Estate Documents" means, with respect to any Mortgaged Property, the following, in form and substance reasonably satisfactory to the Administrative Agent and, with respect to any item described in clause (c)(vi)(x) and clause (c)(vi)(y), received by the Administrative Agent for review at least 15 days prior to the effective date of the Mortgage (or such shorter length of time as is acceptable to the Administrative Agent in its reasonable discretion):
(a)            a duly executed and effective Mortgage with respect to such Mortgaged Property in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties;
(b)            a favorable opinion of counsel to the Loan Parties covering such matters as to the applicable Mortgage as the Administrative Agent may reasonably request; and
(c)            each of the following:
(i)            a mortgagee title policy (or binder therefor) covering the Administrative Agent's interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to the Administrative Agent, which must be fully paid on such effective date of the Mortgage;
(ii)            such assignments of leases, rents, estoppel letters, attornment agreements, consents, waivers and releases as the Administrative Agent may require with respect to other Persons having an interest in the Mortgaged Property;
(iii)            to the extent available, a current, as-built survey of the Mortgaged Property, containing a metes and bounds property description and flood plain certification;
(iv)            the results of title searches;
(v)            evidence of the insurance required by the terms of the Mortgages and the other Loan Documents;
(vi)            (x) the results of flood zone determinations with respect to such Mortgaged Property, (y) duly executed flood zone notifications by the applicable Loan Party to the extent such Mortgaged Property is determined to be located in a flood zone, and (z) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to the Administrative Agent, if the Mortgaged Property is within a flood hazard zone; and
(vii)            such other documents, instruments, reports, surveys and information as may be reasonably requested by the Administrative Agent in its reasonable discretion, including, without limitation, such as may be necessary to comply with FIRREA.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
"Required Lenders" means, (a) at any time there shall be less than four (4) Lenders, Lenders having Total Credit Exposure representing more than 66.67% of the Total Credit Exposure of all Lenders and (b) at any other time, Lenders having Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
"Required Revolving Lenders" means, (a) at any time there shall be less than four (4) Revolving Credit Lenders, Revolving Credit Lenders having Total Revolving Credit Exposure representing more than 66.67% of the Total Revolving Credit Exposure of all Revolving Credit Lenders and (b) at any other time, Revolving Credit Lenders having Total Revolving Credit Exposure representing more than 50% of the Total Revolving Credit Exposure of all Revolving Credit Lenders.  The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit Lender shall be deemed to be held by the Revolving Credit Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
"Required Term Lenders" means, (a) at any time there shall be less than four (4) Term Lenders, Term Lenders holding more than 66.67% of the Term Facility at such time and (b) at any other time, Term Lenders holding more than 50% of the Term Facility at such time.  That portion of the Term Facility held by any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time.
"Responsible Officer" means the chief executive officer, president, vice president, chief financial officer, manager or executive manager (in the case of any limited liability company), treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Person thereof).
"Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).
"Revolving Credit Commitment" means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption "Revolving Credit Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all of the Revolving Credit Lenders on the Closing Date are $100,000,000.
"Revolving Credit Exposure" means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender's participation in L/C Obligations and Swing Line Loans at such time.
"Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.
"Revolving Credit Lender" means, at any time, any Lender that has a Revolving Credit Commitment at such time.
"Revolving Credit Loan" has the meaning specified in Section 2.01(a).
"Revolving Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.
"Sanction(s)" means any international economic or financial sanctions or trade embargoes administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority, or (b) any Person organized or resident in a Designated Jurisdiction.
"S&P" means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
"Secured Hedge Agreement" means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.
"Secured Parties" means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
"Securities Account Control Agreement" shall mean an agreement substantially in form and substance reasonably satisfactory to the Administrative Agent establishing the Administrative Agent's "control" (as such term is defined in Section 9-104 of the UCC) with respect to, or otherwise perfecting (in any comparable manner as required under the laws of any applicable non-U.S. jurisdiction) the Administrative Agent's Lien on, any securities account.
"Securities Collateral" shall have the meaning set forth in the Securities Pledge Agreement.
"Securities Pledge Agreement" means, collectively, (a) that certain Securities Pledge Agreement, executed and delivered on the Closing Date, by and between the Loan Parties  and the Administrative Agent, and (b) any other securities pledge agreement that may be entered into after the Closing Date with respect to a Subsidiary of the Borrower pursuant to Section 6.12, in each case, in form and substance reasonably satisfactory to the Administrative Agent and as amended and in effect from time to time.
"Security Agreement" means, collectively, (a) that certain Security Agreement, executed and delivered on the Closing Date, between the Loan Parties and the Administrative Agent, and (b) any other security agreement that may be entered into after the Closing Date with respect to a Subsidiary of the Borrower pursuant to Section 6.12, in each case, in form and substance reasonably satisfactory to the Administrative Agent and as amended and in effect from time to time.
"Social Security Act" means the Social Security Act of 1965.
"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Specified Candidate Program" means each of the drug candidate programs identified on Schedule 1.01(s)(i).
"Specified Defaults" means those Events of Default described in Sections 8.01(a), 8.01(b) (but solely with respect to an Event of Default that arises from a failure by the Borrower or any other Loan Party to perform or observe each financial covenant set forth in Section 7.11), 8.01(f) and any Event of Default arising as a result of the failure to comply with the requirements of Section 7.02(h) hereof.
"Specified Indebtedness" means Indebtedness of the Borrower and its Subsidiaries identified on Schedule 1.01(s)(ii).
"Specified Loan Party" means any Loan Party that is not an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 22 of the Continuing Guaranty, dated as of the Closing Date, as amended and in effect from time to time.
"Specified Representations and Warranties" means those representations and warranties made by the Borrower and the other Loan Parties in Section 5.01(a) (with respect to organizational existence only), Section 5.01(b)(ii), Section 5.02, Section 5.03, Section 5.04, Section 5.14, Section 5.19, Section 5.20 and in the officer's certificate delivered pursuant to Section 7.02(h)(xi).
"Specified Subsidiary" means each of the Subsidiaries of the Borrower identified on Schedule 1.01(s)(iii).
"Specified Target Acquisition Subsidiaries" means, collectively, the Subsidiaries of the Target that are organized under the laws of any political subdivision of the United States as of the Closing Date.
"Spot Rate" has the meaning set forth in Section 1.07.
"Springing Maturity Date" means the date that is 120 days before the date that Indebtedness of the Borrower or any Guarantor under convertible senior notes permitted under Section 7.03(i) shall (or may) become due and payable.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower (including, pursuant to Section 1.03(c), any variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810).
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Obligations" means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.
"Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
"Swing Line Loan" has the meaning specified in Section 2.04(a).
"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
"Swing Line Sublimit" means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
"Syndication Agent" means PNC Bank, National Association.
"Synthetic Debt" means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of "Indebtedness" or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"Target" means a company previously identified to the Lenders prior to the Closing Date and code-named "Caribou".
"Target Acquisition " means the acquisition by the Borrower (directly or through one or more Target Acquisition Subsidiaries) of all of the capital stock of the Target pursuant to the Target Acquisition Agreement.
"Target Acquisition Agreement" means that certain Arrangement Agreement, expected to be dated on or about December 11, 2013 among the Borrower, the Target and the Target Acquisition Subsidiary, in form and substance satisfactory to the Administrative Agent and the Lenders, and all related agreements and documents, true and correct copies of the form of which shall have been delivered to the Administrative Agent and the Lenders pursuant to Section 4.01(i), it being acknowledged and agreed by the Administrative Agent and the Lenders the Arrangement Agreement and such other related agreements and documents so delivered to the Administrative Agent and the Lenders are in form and substance satisfactory to the Administrative Agent and the Lenders.
"Target Acquisition Agreement Representations" means the representations and warranties of the Target and its Subsidiaries made (or deemed made on behalf of such Person) in the Target Acquisition Agreement (subject to the effectiveness thereof).
"Target Acquisition Closing Date" the date that the Target Acquisition is consummated in accordance with the Target Acquisition Agreement and the Loan Documents.
"Target Acquisition Credit Extensions" means Credit Extensions made on the Target Acquisition Closing Date which are exclusively used by the Borrower to, substantially contemporaneously, fund the Target Acquisition permitted under Section 7.02(h).
"Target Acquisition Purchase Price" has the meaning specified in Section 7.02(h).
"Target Acquisition Subsidiary" means each direct or indirect Subsidiary of the Borrower (including, for the avoidance of any doubt, Target and its Subsidiaries) formed and/or acquired in connection with the proposed acquisition of Target by the Borrower (directly or through one or more wholly owned (or newly formed) Subsidiaries).
"Target Cash" means, at any time of determination, the amount of Net Cash (as defined in the final form of Target Acquisition Agreement delivered to the Administrative Agent on the Closing Date) at such time; provided, however, the aggregate amount any items added back in the determination of Net Cash pursuant to such definition (including, without limitation, in respect of fees associated with any filings made pursuant to applicable antitrust Laws and paid by Target) shall not exceed $500,000 in the aggregate.
"Target Cash Calculation Time" means, the close of business on the Business Day on which the Final Order (as defined in the final form of Target Acquisition Agreement delivered to the Administrative Agent on the Closing Date) is issued.
"Target Cash Distribution Amount" means, at any time of determination, an amount equal to the greater of (a) (i) the greater of (x) Target Cash at such time and (y) Target Cash as of the Target Cash Calculation Time less (ii) an amount determined by the Borrower in its reasonable business judgment as necessary to be maintained with the Target for working capital purposes (provided that the amount so maintained with the Target pursuant to this clause (ii) shall in no event exceed $10,000,000) and (b) the amount necessary to ensure compliance with the Minimum Liquidity covenant set forth in Section 7.11(d) as of the 31st day following the Target Acquisition Closing Date.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Borrowing" means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).

"Term Commitment" means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender's name on Schedule 2.01 under the caption "Term Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including any automatic reductions in the Term Commitments pursuant to Section 2.06(e)).  The aggregate Term Commitments of all of the Term Lenders on the Closing Date are $125,000,000.
"Term Facility" means, at any time, (a) at any time during the Term Loan Availability Period, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
"Term Lender" means (a) at any time on or prior to the Term Borrowing, any Lender that has a Term Commitment at such time and (b) at any time after the Term Borrowing, any Lender that holds Term Loans at such time.

"Term Loan" means an advance made by any Term Lender under the Term Facility.

"Term Loan Availability Period" means, in respect of the Term Facility, the period from and including the Closing Date to the earliest of (i) March 31, 2014, (ii) the date of the Term Borrowing, (iii) the date that is the earlier of (x) the termination of the Arrangement Agreement and (y) the date that the Borrower and its Subsidiaries shall cease to pursue (in good faith) the consummation of the Target Acquisition, and (iv) the date of the termination of the commitments of the respective Term Lenders to make Term Loans pursuant to Section 8.02.

"Term Loan Termination Date" means the date which is the earliest to occur of (i) at any time prior to the Term Borrowing, (x) the expiration of the Term Commitments in accordance with the terms hereof and (y) the date of the termination of the Term Commitments or the reduction of the Term Commitments to zero, in each case, in accordance with the terms hereof and (ii) at any time after the Term Borrowing, (x) the termination or the reduction of the Term Commitments to zero $(0) and (y) the payment in full in cash of all Term Loans.

"Term Note" means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C‑2.

"Threshold Amount" means $10,000,000.
"Total Credit Exposure" means, as to any Lender at any time, (i) the Total Revolving Credit Exposure of such Lender, if any, and (ii) the aggregate amount of outstanding Term Commitments and aggregate principal amount of outstanding Term Loans of such Lender at such time, if any.
"Total Revolving Credit Exposure" means, as to any Revolving Credit Lender at any time, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Revolving Credit Lender at such time.
"Total Outstandings" means the aggregate Outstanding Amount of all Loans (including Swing Line Loans) and L/C Obligations.
"Total Revolving Credit Outstandings" means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
"Transaction Consideration" means, in connection with any purchase or other acquisition made or to be made pursuant to Section 7.02(g) or Section 7.02(h), an amount equal to the total cash and noncash consideration (including all (a) indemnities, earnouts, milestones and other contingent payment obligations to the sellers thereof and (b) all assumptions of debt (which shall be determined net (without duplication of) unencumbered cash received from the sellers thereof), liabilities and other obligations (other than operating lease liabilities) in connection therewith) paid or to be paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition; provided, however, that in determining the aggregate amount of Transaction Consideration for any such purchase or other acquisition (i) earnouts, milestones and other contingent payment obligations shall be included solely to the extent (x) such obligations may become due and payable on or prior to the Maturity Date for the Revolving Credit Facility and (y) such amount is required to be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP in connection with such acquisition and (ii) the value of all Equity Interests issued or transferred to the sellers pursuant to such acquisition and the aggregate amounts paid or to be paid under noncompete, consulting and employment agreements, in each case, in connection with such purchase or other acquisition shall be excluded.
"TRU-016" means TRU-016 (Humanized Anti-CD37 therapeutic), a mono-specific protein therapeutic for the potential treatment of chronic lymphocytic leukemia.
"Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
"UCC" means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
"Uninsured Liabilities" shall mean any losses, damages, costs, expenses and/or, liabilities (including any losses, damages, costs, expenses or liabilities resulting from property damage or casualty, general liability, workers' compensation claims and business interruption) incurred by the Borrower or any Subsidiary which are not covered by insurance, but with respect to which insurance coverage is commercially available in the ordinary course of business to Persons engaged in the same or similar business as the Borrower and its Subsidiaries.
"United States" and "U.S." mean the United States of America.
"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning specified in Section 3.06(e)(ii)B)(III).
"Withholding Agent" means any Loan Party and the Administrative Agent.
1.02            Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03            Accounting Terms.

(a)            Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provide for above.

(c)            Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04            Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05            Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of "Eurodollar Rate" or with respect to any comparable or successor rate thereto.

1.06            Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07            Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the "Spot Rate" for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such Spot Rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01            The Loans.

(a)            Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a "Revolving Credit Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender's Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)            Term Loan.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower, on a Business Day during the Term Loan Availability Period, in an aggregate amount not to exceed such Term Lender's Term Commitment.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02            Borrowings, Conversions and Continuations of Loans.

(a)            Each Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a Term Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans or Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Term Loans or Revolving Credit Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the Term Loans or Revolving Credit Loans, as the case may be, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Revolving Credit Borrowing or a Term Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)            Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 6 Interest Periods in effect in respect of the Revolving Credit Facility.  After giving effect to the Term Borrowing, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 6 Interest Periods in effect in respect of the Term Facility.

2.03            Letters of Credit.

(a)            The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender's Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)	The L/C Issuer shall not issue any Letter of Credit if:
(A)
subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)
the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Administrative Agent and the L/C Issuer have approved such expiry date (it being understood that in the event the expiry date of any requested Letter of Credit would occur after the Letter of Credit Expiration Date, from and after the Letter of Credit Expiration Date, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in respect of such Letters of Credit in accordance with Section 2.14).

(iii)	The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)	the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)	except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;
(D)	the Letter of Credit is to be denominated in a currency other than Dollars;
(E)
any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(iv)	The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)
The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)
The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)
Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by U.S. mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents (if any) to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)
Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender's Applicable Percentage times the amount of such Letter of Credit.

(iii)
If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be specified in such Letter of Credit.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)
Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)
Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolving Credit Lender's Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)
Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)
With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)
Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)
Each Revolving Credit Lender's obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.
(i)
At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)
If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)
the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)
any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)
waiver by the L/C Issuer of any requirement that exists for the L/C Issuer's protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)	honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)
any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable.

(vii)
any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)
any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will promptly (but in any event, on the same Business Day and prior to the delivery of such Letter of Credit to the applicable beneficiary thereof) notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer acting in good faith may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)            Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer's rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association ("BAFT-IFSA"), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.15, with its Applicable Revolving Credit Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, (a) upon the occurrence and during the continuance of any Event of Default under Section 8.01(a)(i), all Letter of Credit Fees shall accrue at the Default Rate and (ii) upon (x) the occurrence and during the continuance of any Event of Default under  Section 8.01(a)(ii) or Section 8.01(a)(iii) and (y) at the request of the Required Revolving Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)            Release of Lenders' Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event that (i) the L/C Issuer shall have issued, in accordance with Section 2.03(a)(ii)(B), a Letter of Credit with an expiry date occurring after the Letter of Credit Expiration Date and (ii) the Borrower shall have Cash Collateralized the Outstanding Amount of all such L/C Obligations in respect of such Letter of Credit pursuant to Section 2.14, then, upon the provision of such Cash Collateral and without any further action, each Lender hereunder shall be automatically released from any further obligation to the L/C Issuer in respect of such Letter of Credit, including, without limitation, any obligation of any such Lender to reimburse the L/C Issuer for amounts drawn under such Letter of Credit or to purchase any risk participation therein; provided, however, that all such obligations of each Lender hereunder to the L/C Issuer in respect of such Letter of Credit shall be revived if any Cash Collateral provided by the Borrower in respect of such Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or the L/C Issuer) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such Cash Collateral had not been provided.  The obligations of the Lenders under this paragraph shall survive termination of this Agreement.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

2.04            Swing Line Loans.

(a)            The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Revolving Credit Lender acting as Swing Line Lender, may exceed the amount of such Lender's Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender's Revolving Credit Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender's Applicable Percentage times the amount of such Swing Line Loan.

(b)            Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV (in the case of any Credit Extension to be made on the Closing Date) or Section 4.02 (in the case of any Credit Extension to be made after the Closing Date), as applicable, is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)            Refinancing of Swing Line Loans.
(i)
The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)
If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)
Each Revolving Credit Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.
(i)
At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)
If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender's Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05            Prepayments.

(a)            Optional Prepayments of Term Loans and Revolving Credit Loans.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's ratable portion of such prepayment (based on such Lender's Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof first, to the next upcoming quarterly principal repayment installment due under Section 2.07(c) and then, on a pro-rata basis to all remaining principal repayments installments under Section 2.07(c), and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages of the Term Facility.  Each prepayment of the outstanding Revolving Credit Loans pursuant to this Section 2.05(a) shall, subject to Section 2.15, be paid to the Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages.

(b)            Optional Prepayments of Swing Line Loans.  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)            Mandatory Prepayments.

(i)	Revolving Credit Loans.
(A)
If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c)(i) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect.

(B)
Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(c)(i), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(ii)	Term Loans.
(A)
If any Loan Party or any of its Subsidiaries Disposes of any property (other than any Disposition of property permitted by (x) Section 7.05(b) and (y) Section 7.05(f) and (g) solely to the extent, in the case of this clause (y), that the Borrower shall have demonstrated in a manner reasonably satisfactory to the Administrative Agent that the proceeds of such Disposition shall be applied to directly reimburse future research and development expenses related to the IP Rights licensed under such Sections (and pending such application to such research and development expenses, all such proceeds shall be maintained in a Liquidity Account) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds promptly following receipt thereof (but in any event, no later than two (2) Business Days after receipt thereof) by such Person (such prepayments to be applied as set forth in clause (E) below).

(B)
Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than any sales or issuances of Equity Interests (i) to another Loan Party, (ii) as consideration for a Permitted Acquisition (other than the Target Acquisition), or (iii) as part of any stock option or similar plan where such Equity Interests are issued as compensation), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom promptly following receipt thereof (but in any event, no later than two (2) Business Days after receipt thereof) by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (E) below).

(C)
Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03(a) through (g) and (j), (k), (l) and (m)), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom promptly following receipt thereof (but in any event, no later than two (2) Business Days after receipt thereof) by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (E) below).

(D)
Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries in an aggregate amount exceeding $2,500,000 in any fiscal year of the Borrower, and not otherwise included in clause (A), (B) or (C) of this Section 2.05(c)(ii), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom promptly following receipt thereof (but in any event, no later than two (2) Business Days after receipt thereof) by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (E) below).

(E)
Each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.05(c)(ii) shall be applied to the principal repayment installments of the Term Facility on a pro-rata basis and shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(F)
Notwithstanding anything contained in this Section 2.05 to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to prepay the Term Loan with any proceeds of an Extraordinary Receipt constituting proceeds of casualty or property insurance to the extent the Borrower or any applicable Subsidiary elects, in its sole discretion, to reinvest all or any portion of such Extraordinary Receipt in the business of the Borrower or such Subsidiary, as applicable, within one-hundred twenty (120) days after the receipt of such Extraordinary Receipt; provided that (x) the aggregate amount of all Extraordinary Receipts withheld for reinvestment pursuant to this clause (F) of this Section 2.05(c)(ii) shall not exceed $5,000,000 in the aggregate during the term of this Agreement and (y) if all or any portion of such Extraordinary Receipt shall have not been reinvested by the end of such one-hundred twenty (120) day period as contemplated above, then any portion of such Extraordinary Receipt not so reinvested shall be promptly applied to prepay the Term Loan (such prepayments to be applied as set forth in clause (E) above).

For the avoidance of doubt, the Borrower shall have no obligation to make a principal repayment hereunder in an amount in excess of the aggregate outstanding principal amount of the Term Loans.
2.06            Termination or Reduction of Commitments.

(a)            The Borrower may, upon written notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.  If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(b)            During the Term Loan Availability Period, the Borrower may, upon written notice to the Administrative Agent, from time to time terminate (in whole or in part) the unused portion of the aggregate Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.  In addition, the aggregate Term Commitments shall be automatically and permanently reduced to zero on the last day of the Term Loan Availability Period.

(c)            The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender's Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

(d)            The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the unused portion of the aggregate Term Commitments under the first sentence of Section 2.06(b).  Upon any reduction of the unused portion of the aggregate Term Commitments, the Term Commitment of each Term Lender shall be reduced by such Lender's Applicable Percentage of such reduction amount.  All fees in respect of the Term Facility accrued until the effective date of any termination of the Term Facility shall be paid on the effective date of such termination.

(e)            In addition to the foregoing, at any time during the Term Loan Availability Period, but prior to the date of the Term Borrowing, upon the occurrence of any events described in Section 2.05(c)(ii)(A) through (D), the Term Commitments of the Term Lenders shall be automatically and permanently reduced on a dollar-for-dollar basis by an amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary as a result of any such event described in Section 2.05(c)(ii)(A) through (D) immediately upon receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary, except for Net Cash Proceeds in respect of Extraordinary Receipts constituting proceeds of casualty or property insurance that the Borrower (or any applicable Subsidiary) has elected to reinvest pursuant to, and subject to the limitations of, Section 2.05(c)(ii)(F).  Upon any reduction of the unused portion of the aggregate Term Commitments, the Term Commitment of each Term Lender shall be irrevocably reduced by such Lender's Applicable Percentage of such reduction amount.

2.07            Repayment of Loans.

(a)            Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)            Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(c)            Term Loans.  The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(a)):

Date	Amount
March 31, 2014	$1,500,000
June 30, 2014	$1,500,000
September 30, 2014	$1,500,000
December 31, 2014	$1,500,000
March 31, 2015	$1,500,000
June 30, 2015	$1,500,000
Maturity Date for the Term Facility	Entire aggregate principal amount of all Term Loans outstanding provided, however, that (x) notwithstanding the foregoing, if the Target Acquisition Closing Date occurs after January 31, 2014, the date of the initial principal repayment installment shall be June 30, 2014 and (y) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
2.08            Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)            (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)
If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)	Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09            Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)            Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Revolving Credit Facility for purposes of determining the commitment fee.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)            Other Fees.

(i)
The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)
The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10            Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)            All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrower's obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11            Evidence of Debt

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12            Payments Generally; Administrative Agent's Clawback.

(a)            General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)
Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)            Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13            Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)
if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14            Cash Collateral.

(a)            Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding (including as a result of any Letter of Credit issued in accordance with Section 2.03(a)(ii)(B)), (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)            Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount,, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)            Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral (which determination shall be made in good faith); provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer, may mutually agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15            Defaulting Lenders.

(a)            Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)
Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of "Required Lenders", "Required Revolving Lenders", or "Required Term Lenders", as applicable, and Section 10.01.

(ii)
Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.
(A)
No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)
Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)
With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer's or Swing Line Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)
Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender's participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)
Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders' Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers' Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)            Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01            Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below, (ii) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such withholding or deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Tax Indemnifications.
(i)
Each of the Loan Parties shall, and do hereby jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) imposed on, payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and do hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)
Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that, any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (y) the Administrative Agent and, the Loan Parties, as applicable, against any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and, the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or, the Loan Parties in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)            Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment, or such other evidence of payment as is within the possession of, or obtainable by, and reasonably satisfactory to, the Borrower or the Administrative Agent, as the case may be.

(e)            Status of Lenders; Tax Documentation.
(i)
Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)
any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable:

(I)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(II)	executed originals of IRS Form W-8ECI;
(III)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S Tax Compliance Certificate") and (y) executed originals of  IRS Form W-8BEN; or

(IV)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iii)
Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  The Administrative Agent and each Lender, if reasonably requested by the Administrative Borrower, shall use commercially reasonable efforts to cooperate and participate, at Borrower's expense, in claiming a refund of any Taxes as to which any Borrower or any Loan Party has paid additional amounts or indemnified the Administrative Agent, or such Lender hereunder; provided, that such cooperation and participation shall not be required if in the Administrative Agent's or such Lender's sole judgment, such cooperation or participation would (x) cause any undue interference with such Person's business, (y) subject such Person to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Person or (z) require a Lender or the Administrative Agent to make available its Tax returns (or any other information it deems confidential) to any Loan Party or any other Person.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)            Survival.  Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02            Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03            Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, the "Impacted Loans"), or (b) the Administrative Agent or the affected Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent, upon the instruction of the affected Lenders, revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 3.03, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section 3.03, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
3.04            Increased Costs; Reserves on Eurodollar Rate Loans.

(a)            Increased Costs Generally.  If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)
impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)            Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05            Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)            any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any loss, cost or expense suffered more than six months prior to the date that such Lender notifies the Borrower of such loss, cost or expense and of such Lender's intention to claim compensation therefor.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)            Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07            Survival.  All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments, repayments of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01            Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, except to the extent such conditions are subject to the Post-Closing Agreement:

(a)            The Administrative Agent's receipt of the following, each of which shall be originals or copies in .pdf format (or other electronic imaging format acceptable to the Administrative Agent, in each case, followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)	executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)	executed counterparts of the Guaranty, sufficient in number for distribution to the Administrative Agent and the Borrower;
(iii)	a Note executed by the Borrower in favor of each Lender requesting a Note;
(iv)
executed counterparts of the Securities Pledge Agreement, sufficient in number for distribution to the Administrative Agent and the Borrower, together with certificates representing the Securities Collateral referred to therein accompanied by undated transfer powers executed in blank;

(v)	executed counterparts of the Security Agreement, sufficient in number for distribution to the Administrative Agent and the Borrowers, together with:
(A)	instruments evidencing the Pledged Debt endorsed in blank;
(B)
proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(C)
completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements;

(D)	Deposit Account Control Agreements with respect to each Control Account that is a deposit account, duly executed by each of the parties thereto;
(E)	Securities Account Control Agreements with respect to each Control Account that is a securities account, duly executed by each of the parties thereto;
(F)	each Perfection Certificate delivered by a Loan Party (or the Loan Parties) in connection with the Security Agreement;
(G)
evidence that the Borrower and the Guarantors shall have taken such action with respect to the BioThrax Contract under the Federal Assignment of Claims Act of 1940, 31 U.S.C. 3727, 41 U.S.C. 15, as the Administrative Agent shall reasonably request, such that all payments under the BioThrax Contract are validly assigned to the Administrative Agent, for the benefit of the Secured Parties; and

(H)
evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements and, with respect to leasehold premises which constitute a chief executive office and with respect to leasehold premises or warehouses where material Collateral is located, landlords' and bailees' waiver and consent agreements);

(vi)
a Mortgage covering each Mortgaged Property, duly executed, acknowledged and delivered by the appropriate Loan Party in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary in order to create a valid first priority and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties, together with:

(A)	evidence that all filing, documentary, stamp, intangible and recording taxes and fees have been paid; and
(B)	each other Related Real Estate Document;
(vii)
such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(viii)
such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(ix)
a customary opinion of Bingham McCutchen LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, covering such matters relating to the Loan Documents and the transactions contemplated thereby as the Administrative Agent and the Lenders shall reasonably request;

(x)	executed counterparts of the Post-Closing Agreement, sufficient in number for distribution to the Administrative Agent and the Borrower;
(xi)
a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xii)
a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of Liquidity and the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date (giving pro forma effect to the transactions contemplated under this Agreement, the Credit Extensions on the Closing Date, and the repayment (or, at the election of the Administrative Agent, assignment to the Administrative Agent for the benefit of the Lenders) of Specified Indebtedness on the Closing Date);

(xiii)
a certificate of the chief financial officer of the Borrower attesting to the Solvency of the Borrower, individually, and the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated under this Agreement;

(xiv)
evidence that all insurance (including, without limitation, any required flood insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lender's loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral and (y) the Lenders shall be reasonably satisfied with the amount, types and terms and conditions of all such insurance maintained by the Loan Parties;

(xv)
evidence that all Specified Indebtedness of the Loan Parties has been or concurrently with the Closing Date is being terminated and repaid (or, at the election of the Administrative Agent, assigned to the Administrative Agent for the benefit of the Lenders) and all Liens securing any such Specified Indebtedness have been or concurrently with the Closing Date are being released (or, at the election of the Administrative Agent, assigned to the Administrative Agent for the benefit of the Lenders); and

(xvi)	such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
(b)            (i) All fees required to be paid to the Administrative Agent on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Arrangers and the Lenders on or before the Closing Date shall have been paid.

(c)            Unless waived by the Administrative Agent, the Borrower shall have paid the reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced on a date at least 2 Business Days prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)            The Administrative Agent and the Lenders shall have received, and shall be reasonably satisfied with (x) the pro forma consolidated financial statements as to the Borrower and its Subsidiaries prepared in connection with the transactions (including the Target Acquisition) contemplated hereby and (y) a Compliance Certificate (the "Closing Date Compliance Certificate"), demonstrating compliance on a pro forma basis, after giving effect to the transactions contemplated on the Closing Date, with each financial covenant set forth in Section 7.11 as of the end of the most recently ended fiscal quarter prior to the Closing Date.

(e)            [Reserved].

(f)            [Reserved].

(g)            (i) There shall be no actions, suits, investigations or proceedings pending at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary of any Loan Party or against any of their properties or revenues that either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect and (ii) no Loan Party nor any Subsidiary of a Loan Party shall have received any notice of default under any Material Contract.

(h)            The Administrative Agent and the Lenders shall have completed a due diligence investigation of the Target Acquisition and the transactions contemplated thereby (including, without limitation, a review of a draft quality of earnings report prepared by Ernst & Young with respect to Target and its Subsidiaries).

(i)            The Administrative Agent and the Lenders shall have received a true and correct copy of, and shall be reasonably satisfied with the terms and conditions of, a final form of the Target Acquisition Agreement delivered to the Administrative Agent.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, (i) for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02            Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith (limited to, in the case of the Target Acquisition Credit Extensions on the Target Acquisition Closing Date, the Specified Representations), shall be true and correct in all material respects (except that (i) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (ii) such materiality qualifier shall not be applicable to the Specified Representations made on the Target Acquisition Closing Date in connection with the Target Acquisition Credit Extensions) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that (i) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (ii) such materiality qualifier shall not be applicable to the Specified Representations made on the Target Acquisition Closing Date in connection with the Target Acquisition Credit Extensions), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)            No Default or Event of Default shall exist (limited to, in the case of the Target Acquisition Credit Extensions on the Target Acquisition Closing Date, Events of Default consisting of the Specified Defaults), or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof; provided that in connection with any Request for Credit Extension provided in connection with the Target Acquisition Credit Extension on the Target Acquisition Closing Date, any statements relating to representations and warranties and Defaults or Events of Default shall conform to Sections 4.02(a) and (b) above.

(d)            Solely in the case of Target Acquisition Credit Extensions on the Target Acquisition Closing Date, the Target Acquisition shall be permitted under Section 7.02(h).

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and, if applicable, (d) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower and each other Loan Party represents and warrants to the Administrative Agent and the Lenders that:
5.01            Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02            Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) result in the imposition or the creation of any Lien (other than any Liens permitted pursuant to the terms of this Agreement) on any asset of any Loan Party or any Subsidiary of a Loan Party , (c) conflict with or result in any breach or contravention, in any material respect, of or require any material payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in any material respect.

5.03            Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation, in any material respect, of the transactions contemplated hereby or thereby (except for notices or similar actions that may be required in connection with enforcement of any security interest or mortgage under applicable Law), (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance, in all material respects, of the Liens created under the Collateral Documents (including the first priority nature thereof) (other than the filing of financing statements, registration of mortgages and delivery of any possessory Collateral as contemplated under the Loan Documents and which filings, registrations and deliveries have either (x) been made on or prior to the Closing Date or (y) are being (or, will be) made in accordance with the terms of the Loan Documents) or (d) the exercise, in all material respects, by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (except for notices or similar actions that may be required in connection with enforcement of any security interest or mortgage under applicable Law).  All applicable waiting periods in connection with the transactions contemplated by the Loan Documents, if any, have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions thereon or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04            Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principals of equity.

5.05            Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries not included in such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(b)            The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2013 and June 30, 2013, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)            The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries, delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions known to the Borrower to exist at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's good faith estimate of its future financial condition and performance.

5.06            Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, or the consummation of the transactions contemplated herby or thereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07            No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08            Ownership of Property; Liens; Investments.

(a)            Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing or any other provision or representation contained in the Loan Documents to the contrary, the parties hereto acknowledge and agree that certain assets and property located on, and improvements to, certain real property necessary or used in the ordinary conduct of the business of the Borrower and its Subsidiaries has been provided by certain Governmental Authorities of the United States (such assets and other property, "Government Furnished Property") in connection with the BioThrax Contract and other Contractual Obligations of such Loan Parties and/or Subsidiaries with such Governmental Authorities.  In some instances, such Governmental Authorities of the United States have and shall continue to retain an ownership interest in such Government Furnished Property.  The Borrower and each other Loan Party represents and warrants to the Administrative Agent and the Lenders that such retained ownership by the Governmental Authorities of the United States in such Government Furnished Property does not in any case materially detract from the value of the applicable Mortgaged Property or materially interfere with the ordinary conduct of the business of the applicable Loan Party or Subsidiary of a Loan Party thereon.

(b)            Schedule 5.08(b) sets forth, as of the Closing Date, a complete and accurate list of all Liens (other than Liens permitted under Sections 7.02(a) and (c) through (n)) on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c)            Schedule 5.08(c) (as the same may be updated from time to time pursuant to Section 6.02(l)), sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof (or such later date as such Schedule is updated (or required to be updated) pursuant to Section 6.02(l)) the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)            Schedule 5.08(d) (as the same may be updated from time to time pursuant to Section 6.02(l)) sets forth a complete and accurate list of all Investments (other than Investments permitted under Sections 7.02(a) through (e) and (g) through (i)) held by any Loan Party or any Subsidiary of a Loan Party on the date hereof (or such later date as such Schedule is updated (or required to be updated) pursuant to Section 6.02(l)), showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09            Environmental Compliance.

(a)            The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Except as otherwise set forth in Schedule 5.09, to the best knowledge of the Loan Parties, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to the best knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; to the best knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the best knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)            Except as otherwise set forth on Schedule 5.09, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action resulting from any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the best knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10            Insurance.  The properties of the Borrower and its Subsidiaries are insured with companies having an A.M. Best Rating of at least A- not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Subsidiary are not reasonably likely to result in a Material Adverse Effect.  As to all improved real property constituting collateral security for the Obligations, (i) the Administrative Agent has received (x) such flood hazard determination forms, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Section 4.01 with respect to real property collateral at Closing, (ii) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (iii) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any property into or out of special flood hazard area.

5.11            Taxes.  The Borrower and its Subsidiaries have filed all Federal, and all material state and other tax returns and reports required to be filed, and have paid all Federal, and all material state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement.

5.12            ERISA Compliance.

(a)            Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of, such tax-qualified status.

(b)            There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            With respect to each scheme or arrangement mandated by a government other than the United States (a "Foreign Government Scheme or Arrangement") and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a "Foreign Plan"):

(i)
any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)
the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)	each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(e)            Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(e) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13            Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such concepts apply in such Subsidiary's jurisdiction of incorporation) and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens, except those created under the Collateral Documents.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its true and correct U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its true and correct unique identification number issued to it by the jurisdiction of its incorporation or formation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14            Margin Regulations; Investment Company Act.

(a)            No Loan Party or Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)            None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

5.15            Disclosure.  Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (taken as a whole with any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or forecasts, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16            Compliance with Laws.

(a)            Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)            To the knowledge of the Borrower, no circumstance exists and no event has occurred that (with or without notice or lapse of time) may give rise to any obligation on the part of any Loan Party to undertake, or to bear all or any portion of the cost of, any remedial corrective action of any nature with respect to any product developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries.

(c)            Each product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries that is subject to the Federal Food, Drug and Cosmetic Act (the "FFDCA"), the FDA regulations promulgated thereunder, or similar Law, is being developed, produced, tested, packaged, labeled, marketed, sold, and/or distributed in compliance in all material respects with all applicable Laws under the FFDCA or similar applicable Laws, including those relating to import registration and reporting, current good manufacturing practices (cGMPs), and corresponding facility registration, recall, recordkeeping, and reporting obligations, and is not adulterated or misbranded within the meaning of the FFDCA.

(d)            No Loan Party, no Subsidiary of any Loan Party nor any officer or, to any Loan Party's knowledge, employee of any of them currently is, or has been, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or have been charged with or convicted under any Law or conduct relating to the development or approval of products subject to regulation by the FDA (or similar or analogous foreign, state or local Governmental Authority), or otherwise relating to the regulation of any product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries.

(e)            No product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries has been recalled directly or indirectly by a Loan Party or any of its Subsidiaries or any Governmental Authority or involuntarily withdrawn, suspended, or discontinued, except to the extent that any such recall, withdrawal, suspension or discontinuance would not reasonably be expected to have a Material Adverse Effect.  No Loan Party has been notified in writing of any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal) or claim commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (whether completed or pending) seeking the voluntary or other recall, withdrawal, suspension, or seizure of any such product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries that (x) in the case of the BioThrax Contract, would reasonably be expected to result in a Default pursuant to Section 8.01(m) and (y) in each other case, would reasonably be expected to have a Material Adverse Effect.

(f)            Neither the Borrower nor any of its Subsidiaries has received (a) any so called "Warning Letters" or "Untitled Letters" from the FDA (or similar or analogous foreign, state or local Governmental Authority) for which the Borrower or such Subsidiary has not provided a response to or which has not otherwise been satisfied, or (b) any (i) citation, suspension, revocation, limitation, warning, audit finding, request or communication issued by a Governmental Authority that  has not been resolved to the applicable Governmental Authority's satisfaction or (ii) notification in writing from any Governmental Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible, or potential obligation on the part of any such Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case of any notification received under this clause (b), which would reasonably be expected to have a Material Adverse Effect.

(g)            Each Loan Party and each of its Subsidiaries have filed all material reports, documents, applications, notices and copies of any contracts required by any applicable Laws to be filed or furnished to any Governmental Authority.  All such reports, documents, applications, notices and contracts were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing such that no material liability exists in respect of the Borrower and its Subsidiaries with respect to such filings).

(h)            Neither any Loan Party nor any Subsidiary of any Loan Party nor any Principal (as defined in Federal Acquisition Regulation 52.209-5) presently is suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Authority.  No Loan Party has received written notification of any suspension or debarment actions with respect to any government contract currently have been commenced or threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective Related Parties.

(i)            Each Loan Party and each Subsidiary of any Loan Party, in each case, that is party to a contract with the Federal Government of the United States has an ethics and compliance program that complies with the requirements of Federal Acquisition Regulation Subpart 3.10 and FAR 52. 203-13.

5.17            [Reserved].

5.18            Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict in any material respects with the rights of any other Person.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material employed by any Loan Party or any of its Subsidiaries infringes in any material respect upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.19            OFAC; Anti Corruption Laws.

(a)            No Loan Party, nor its Subsidiaries, nor, to the knowledge of any Loan Party and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is a Sanctioned Person, nor is any Loan Party or any Subsidiary located, organized or resident in a Designated Jurisdiction.

(b)            The Loan Parties have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with International Compliance Laws and applicable Sanctions, and the Loan Parties and their respective Subsidiaries and, to the knowledge of any Loan Party and its Subsidiaries, their respective officers and employees and to the knowledge of each Loan Party its respective directors and agents, are in compliance with International Compliance Laws in all material respects.

(c)            No Covered Entity engages in any dealings or transactions prohibited by any International Compliance Law.

5.20            Solvency.  The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.21            Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.22            Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings (including the filing and/or recording of the Mortgages in all appropriate filing or recording offices) completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.23            Material Contracts.

(a)            To the best of the knowledge of the Borrower and the other Loan Parties that are party to a Material Contract, each Material Contract is in full force and effect in all material respects.

(b)            No Loan Party nor any of its Subsidiaries has, directly or indirectly, paid or delivered any material fee, commission or other sum of money or remuneration, however characterized, to any Governmental Authority or any other Person which in any manner is related to any Material Contract of any Loan Party or any of its Subsidiaries and which is illegal under any applicable Law.

(c)            (i) No termination for convenience, termination for default, notice of non-renewal, notice of material non-compliance or default, cure notice or show cause notice has been issued to any Loan Party or any Subsidiary of any Loan Party or any predecessor of any of the foregoing and remains unresolved and (ii) no Loan Party nor any of its Subsidiaries aware of any failure by such Person to comply with any term or provision of any Material Contract that would be the basis for a termination for default, notice of material non-compliance or default, cure notice or show cause notice, in each case, would reasonably be expected to have a Material Adverse Effect.

(d)            No material amount due to any Loan Party or any Subsidiary of any Loan Party or any predecessor of any of the foregoing has been withheld or set off by or on behalf of a Governmental Authority, or prime contractor or subcontractor (at any tier) in each case with respect to any Material Contract.

(e)            No Loan Party nor any Subsidiary of any Loan Party nor any Related Parties of any of the foregoing (i) is under any administrative, civil or criminal investigation or indictment by any Governmental Authority, nor subject to any audit, whether pending, completed or threatened, relating to the performance or administration of any Material Contract by a Loan Party nor a Subsidiary of a Loan Party or (ii) has made, nor has been required to make, any disclosure to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission under or relating to any Material Contract (or bid with respect thereto).

(f)            With respect to any Material Contract to which any Governmental Authority is a counterparty:

(i)
such Material Contract was legally awarded and no Loan Party nor any Subsidiary of any Loan Party has received any notice in writing that any Material Contract (or any bid in respect thereof) is the subject of any pending bid or award protest proceedings;

(ii)
each Loan Party and each Subsidiary is in material compliance with all applicable statutory and regulatory requirements pertaining to each of its Material Contracts and bids related thereto, including to the extent applicable, (a) the Procurement Integrity Act (41 U.S.C. §§ 2101-2107) and its implementing regulations including Federal Acquisition Regulation 3.104; (b) the Anti-Kickback Act (41 U.S.C. §§ 8701-8707) and implementing regulations including the associated regulations set forth in Federal Acquisition Regulation 3.502; (c) the Federal Health Care Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (d) the prohibitions on bribery and gratuities set forth in 18 U.S.C. § 201 and the associated regulations at Federal Acquisition Regulation Subpart 3.2 and Federal Acquisition Regulation 52.203-3; (e) the Truth in Negotiations Act, 41 U.S.C. §§ 3501-3509; (f) the independent pricing requirements at Federal Acquisition Regulation 3.103; and (g) the limitations on the payments of funds to influence federal transactions, as set forth in 31 U.S.C. § 1352 and the associated regulations at Federal Acquisition Regulation Subpart 3.8 and Federal Acquisition Regulation 52.203-11; and

(iii)
no Loan Party nor any Subsidiary of any Loan Party has made any mandatory disclosure under Federal Acquisition Regulation 52.203-13(b)(3)(i) or any voluntary disclosure to any Governmental Authority with respect to any alleged unlawful conduct, misstatement, significant overpayment under a Material Contract, or omission arising under or related to any Material Contract (or bid in respect thereof), and there are no facts that would require mandatory disclosure under Federal Acquisition Regulation 52.203-13(b)(3)(i).

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:
6.01            Financial Statements.  Deliver to the Administrative Agent:

(a)            as soon as available, but in any event within one-hundred twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2013), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report of an independent certified public accountant of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)            as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter or for the portion of the Borrower's fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Borrower's fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)            as soon as available, but in any event within forty-five (45) days after the beginning of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year prepared by management, in form reasonably satisfactory to the Administrative Agent.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
6.02            Certificates; Other Information.  Deliver to the Administrative Agent:

(a)            (i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2013) and (ii) at least five (5) Business Days prior to the date on which any earnout, milestone or other contingent payment is to be made in connection with any purchase or other acquisition made pursuant to Section 7.02(g), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Borrower (which shall be in form and detail reasonably satisfactory to the Administrative Agent and which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes thereof), and (x) in the case of any Compliance Certificate delivered pursuant to clause (ii) above, the determination of compliance with Section 7.11 shall be made on a pro forma basis (giving effect to any such earnout, milestone or other contingent payment) as of the last day of the most recently ended Measurement Period (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such payment had been made as of the first day of such Measurement Period, provided that, for the avoidance of doubt, the payment of any such earnout, milestone or other contingent payment in connection with any applicable purchase or other acquisition shall not be prohibited regardless of whether the Compliance Certificate delivered pursuant to clause (ii) above evidences compliance or failure to comply with Section 7.11 (it being understood, however, if such Compliance Certificate delivered pursuant to clause (ii) above evidences a failure to comply with Section 7.11, such failure shall constitute an immediate Event of Default under this Agreement)) and (y) in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP to the extent required by Section 1.03(b);

(b)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, final management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities (other than the Obligations) of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)            as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f)            promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies (i) each notice of a non-routine nature received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof or (ii) each notice from the FDA (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other material inquiry, or adverse finding or determination with respect to any product manufactured, sold or distributed by any Loan Party or any Subsidiary of any Loan Party;

(g)            not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, of a non-routine nature and any amendments, waivers and other modifications so received under or pursuant to any instrument, indenture, loan or credit or similar agreement (other than the Loan Documents) and, from time to time upon request by the Administrative Agent, such information and reports regarding the such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(h)            promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(i)            promptly after occurrence thereof or after the Borrower or applicable Subsidiary's receipt thereof, as applicable, copies of any notice of default, notice of termination or termination, audit or investigation under any Material Contract;

(j)            promptly after the same are available, copies of each new or replacement BioThrax Contract and each amendment or modification thereto entered into after the Closing Date;

(k)            promptly after occurrence thereof, copies of any amendment or modification to the Borrower's Investment Policy;

(l)            as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(c) and 5.08(d), including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, and lease expiration date) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; and (ii) a report supplementing Schedules 5.08(e) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(m)            promptly after the same are available, copies of the Company Circular under and as defined in the Target Acquisition Agreement; and

(n)            promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC".
6.03            Notices. Promptly notify the Administrative Agent:

(a)            of the occurrence of any Default or Event of Default;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)            of the occurrence of any ERISA Event;

(d)            the receipt by any Loan Party or any of its Subsidiaries of (i) any so called "Warning Letter", or similar notification, (ii) any notification of a mandated or requested recall affecting the products manufactured, sold or distributed by such Loan Party or such Subsidiary, or (iii) any other material correspondence which may be adverse to the interest of the Borrower and its Subsidiaries (as determined in good faith by such applicable Borrower or such Subsidiary), in each case, from the FDA (or analogous foreign, state or local Governmental Authority);

(e)            the occurrence of any event or the existence of any other matter that has resulted or could reasonably be expected to result in Environmental Liability to the Borrower or any Subsidiary in excess of $5,000,000;

(f)            the occurrence of any event or the existence of any other matter that has resulted or would reasonably be expected to result in a recall affecting (x) BioThrax or any other product which is sold or distributed by a Loan Party under a Material Government Contract or (y) other products manufactured, sold or distributed by a Loan Party or a Subsidiary of a Loan Party with a fair market value in the case of this clause (y) in excess of $2,500,000; and

(g)            of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.  Each notice pursuant to Section 6.03(d) shall be accompanied by the applicable "Warning Letter", notification or correspondence received by the Borrower or such Subsidiary.
6.04            Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, and solely to the extent that (x) such Liens do not (and will not) have priority over the Liens on the assets of the Loan Parties securing the Obligations and (y) no enforcement action on account of any such Lien has been taken by (or on behalf of) the holder of such Lien; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05            Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06            Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07            Maintenance of Insurance.  Maintain with companies having an A.M. Best Rating of at least A- not Affiliates of the Borrower, insurance in such amounts, with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Subsidiary are not reasonably likely to result in a Material Adverse Effect.  Without limiting the foregoing, each appropriate Loan Party shall (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes collateral security for the Obligations, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

6.08            Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except (to the extent not constituting a breach of any representation or warranty made pursuant to Section 5.16) in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and, to the knowledge of the Borrower and its Subsidiaries, their respective directors, officers, employees and agents with International Compliance Laws and applicable Sanctions.

6.09            Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary (subject to year-end audit adjustments and the absence of footnotes), as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be; (c) maintain systems of internal controls (including but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and management systems) that are in compliance in all material respects with the requirements of its Material Contracts, and no such systems of internal controls have been determined by any Governmental Authority to be in noncompliance with any such requirement, and (d) without limiting the foregoing, maintain practices and procedures in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in compliance in all material respects with all applicable provisions of Part 31 (Cost Principles) of the Federal Acquisition Regulations and Federal Acquisition Regulation Part 99 (Cost Accounting Standards).

6.10            Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender (if accompanied by the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) absent an Event of Default, the Borrowers shall only be required to pay for one such visit and/or inspection in any twelve month period and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11            Use of Proceeds.  Use the proceeds of the Credit Extensions for (i) working capital, (b) any Permitted Acquisition, (c) the Target Acquisition, (d) Capital Expenditures (including the acquisition of a new headquarters building), (e) to refinance certain existing Indebtedness on the Closing Date and (f) for other general corporate purposes and, in each case, in a manner not in contravention of any Law or of any Loan Document.

6.12            Covenant to Guarantee Obligations and Give Security.

(a)            Upon the formation or acquisition of any new direct or indirect Domestic Subsidiary (other than a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC) by any Loan Party, then the Borrower shall, at the Borrower's expense:
(i)
within thirty (30) days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (other than any such parent that is a CFC and only if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties' Obligations under the Loan Documents,

(ii)
within thirty (30) days after such formation or acquisition, furnish to the Administrative Agent a description of all owned real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii)
within thirty (30) days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (other than any such parent that is a CFC and only if it has not already done so) to duly execute and deliver to the Administrative Agent such security agreements, other security and pledge agreements and assignment agreements (including any such agreement or action as may be necessary in the reasonable opinion of the Administrative Agent to comply with the Federal Assignment of Claims Act of 1940, with respect to Material Government Contracts (including any BioThrax Contract) unless such contract (other than the BioThrax Contract) may not be so assigned under the terms of the Federal Assignment of Claims Act of 1940 (it being acknowledged and agreed that each Loan Party shall use commercially reasonable efforts to cause each new Material Government Contract to be free of any restriction on assignment)), as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all instruments of the type specified in Section 4.01(a)(iv)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all personal properties of the type constituting Collateral, provided that a Loan Party shall not be required to make any assignment of, or provide any mortgage over, any leasehold interest in any real property except pursuant to clause (c) below,

(iv)
within thirty (30) days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (other than any such parent that is a CFC and only if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid, subsisting and perfected Liens on all personal property purported to be subject to the security agreements, other security and pledge agreements and assignment agreements (including, with respect to Material Government Contracts, any such agreement as may be necessary in the reasonable opinion of the Administrative Agent under Federal Assignment of Claims Act of 1940 unless such contract (other than the BioThrax Contract) may not be so assigned under the terms of the Federal Assignment of Claims Act of 1940 (it being acknowledged and agreed that each Loan Party shall use commercially reasonable efforts to cause each new Material Government Contract to be free of any restriction on assignment)) delivered pursuant to this Section 6.12(a), enforceable against all third parties in accordance with their terms, and

(v)
within sixty (60) days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a customary opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request.

(b)            Upon the acquisition by any Loan Party of any personal property of the type constituting Collateral (including any successor BioThrax Contract), if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower's expense:

(i)	within thirty (30) days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,
(ii)
within thirty (30) days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent security agreements, other security and pledge agreements and assignment agreements (including any such agreement or action as may be necessary in the reasonable opinion of the Administrative Agent to comply with the Federal Assignment of Claims Act of 1940, with respect to Material Government Contracts (including any BioThrax Contract)), as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)
within thirty (30) days after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid, subsisting and perfected Liens on such property, enforceable against all third parties, and

(iv)
within sixty (60) days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a customary opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request.

(c)            Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Borrower shall, at the Borrower's expense:

(i)
within ten (10) days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii)
within thirty (30) days after such request, duly execute and deliver, and cause each Loan Party (only if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, security agreements, other security and pledge agreements and assignment agreements (including any such agreement or action as may be necessary in the reasonable opinion of the Administrative Agent to comply with the Federal Assignment of Claims Act of 1940, with respect to Material Government Contracts (including any BioThrax Contract)), as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all instruments of the type specified in Section 4.01(a)(iv)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties constituting Collateral,

(iii)
within thirty (30) days after such request, take, and cause each Loan Party to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid, subsisting and perfected Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, security agreements, other security and pledge agreements and assignment agreements (including any such agreement or action as may be necessary in the reasonable opinion of the Administrative Agent to comply with the Federal Assignment of Claims Act of 1940, with respect to Material Government Contracts (including any BioThrax Contract)) delivered pursuant to this Section 6.12(c), enforceable against all third parties in accordance with their terms,

(iv)
within sixty (60) days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a customary opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v)
as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the request therefor, be delivered to the Administrative Agent.

(d)            Within thirty (30) days after Target Acquisition Closing Date, the Borrower shall, at the Borrower's expense, (i) cause the Equity Interests of each Target Acquisition Subsidiary that is a first-tier Foreign Subsidiary (to the extent not owned by a CFC) to be pledged to the Administrative Agent as collateral security for the Obligations in accordance with the terms of the Securities Pledge Agreement, (ii) cause to be provided to the Administrative Agent (in form and substance satisfactory to the Administrative Agent) such certificates of resolutions or other action as the Administrative Agent may require evidencing the acknowledgement by such Target Acquisition Subsidiary of the pledge of its Equity Interests in accordance with the terms hereof and (iii) cause to be taken whatever action may be necessary or reasonably advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid, subsisting and perfected Liens on all such Equity Interests of a Target Acquisition Subsidiary purported to be subject to the Securities Pledge Agreement.  Notwithstanding the foregoing to the contrary, it is hereby acknowledged and agreed that the Loan Parties shall not be required to provide an opinion of local Canadian counsel with respect to any action required under this Section 6.12(d) (including any pledge of Equity Interests of a Target Acquisition Subsidiary required hereunder).

6.13            Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required under Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14            Preparation of Environmental Reports.  (a) If a Default caused by reason of a breach of Section 5.09 or 6.13 shall have occurred or (b) in the event the Required Lenders reasonably believe, in good faith, that a violation of applicable Environmental Law or a recognized environmental condition may exist, or a release of Hazardous Materials may have occurred, Borrower shall provide to the Lenders within 90 days after receiving a written request therefor, at the expense of the Borrower, a so-called Phase I environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and each Loan Party hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.  It is understood and agreed that to the extent any such Phase I environmental site assessment report shall reasonably recommend additional environmental assessments, such assessments shall be conducted as soon as practical by the Borrower, at the expense of the Borrower, or, absent such action by the Borrower, by the Administrative Agent in same manner contemplated above.

6.15            Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16            Compliance with Terms of Material Contracts.  Perform and observe in all material respects the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract, as amended, restated, modified, supplemented or otherwise modified from time to time, in full force and effect, use commercially reasonable efforts to enforce in all material respects each such Material Contract in accordance with its terms.  Upon the reasonable request of the Administrative Agent, make (to the extent commercially reasonable to do so) such demands and requests for information and reports to each other party to each such Material Contract as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

6.17            Cash Management.

(a)            Subject to the terms of the Post-Closing Agreement, enter into customary Account Control Agreements with respect to each Control Account.

(b)            Maintain (i) each BioThrax Receivables Account with a Lender, subject to a customary Account Control Agreement in favor of the Administrative Agent and (ii) each other account in which payments from any Governmental Authority is made or deposited subject to a customary Account Control Agreement in favor of the Administrative Agent.  Notwithstanding anything to the contrary contained herein, no Loan Party shall take any action with respect to the BioThrax Receivables Account which could impair, in any manner, the assignment of payments made under the Federal Assignment of Claims Act of 1940 in favor of the Administrative Agent, for the benefit of the Secured Parties, with respect to the BioThrax Contract.

6.18            Contingent Payment Obligations.  At least five (5) Business Days prior to the date on which any earnout, milestone or other contingent payment is to be made in connection with any purchase or other acquisition made pursuant to Section 7.02(g), a duly completed Compliance Certificate in accordance with Section 6.02(a).
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, directly or indirectly:
7.01            Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets (including, without limitation, any IP Rights, owned real property, the assets of any Target Acquisition Subsidiary or the equity of any Target Acquisition Subsidiary) or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor (other than precautionary lease filings in respect of operating leases covering only the property subject to any such lease and, which shall in no event secure any Indebtedness), or assign any accounts or other right to receive income, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(c)            Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)            pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            solely to the extent junior to the Liens on the Collateral securing the Obligations, Liens securing obligations in respect of Indebtedness under any economic development incentive program from any State or any subdivision permitted under Section 7.03(g); provided that such Liens (i) do not at any time encumber any property other than any property located in such State or subdivision giving rise to the Borrower's business development activities and such incentive program and (ii) to the extent encumbering any Collateral, shall at all times be subject to an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent;

(k)            other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $5,000,000, provided that no such Lien shall extend to or cover any Collateral or any IP Rights, any owned real property, or any assets of any Target Acquisition Subsidiary or any equity of any Target Acquisition Subsidiary;

(l)            any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(m)            Liens securing obligations under letters of credit denominated in a currency other than Dollars to the extent permitted under Section 7.03(k); provided that (x) such Liens do not at any time encumber any property other than cash collateral posted in support of such obligations and (y) the aggregate amount of cash collateral furnished on account of such letters of credit shall not exceed $5,000,000 at any time; and

(n)            Liens with respect to Mortgaged Property, solely to the extent constituting Permitted Encumbrances.

7.02            Investments.  Make any Investments, except:

(a)            Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents and other Investments permitted by the Investment Policy;

(b)            advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)            (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, and (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)            Guarantees permitted by Section 7.03;

(f)            Investments existing on the date hereof (other than those referred to in Section 7.02(c)(i)) and set forth on Schedule 5.08(d);

(g)            the purchase or other acquisition of (x) all or substantially all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Subsidiaries (including as a result of a merger or consolidation) or (y) assets of another Person that constitute a business unit; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(g):

(i)	(x) any such newly-created or acquired Subsidiary and (y) any Person acquiring such new business unit shall, in each case, comply with the requirements of Section 6.12;
(ii)
the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or another business reasonably related thereto;

(iii)
in the case of any acquisition of all or substantially all of the Equity Interest in a Person, such acquisition shall have been approved by the board of directors (or other equivalent governing body) of such Person;

(iv)
(A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (B) the Borrower shall have demonstrated, on a pro forma basis (after giving effect to such purchase or other acquisition, including any Credit Extensions to be made to fund any such purchase or other acquisition) as though such purchase or other acquisition had been consummated as of the first day of such Measurement Period, (I) that the Consolidated Leverage Ratio shall not be greater than 3.25 to 1.00 and (II) compliance with all of the other covenants set forth in Section 7.11, in the cases of clauses (I) and (II), as of (x) the last day of the most recently ended Measurement Period for which financial statements are available (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b)) and (y) solely to the extent that Consolidated EBITDA attributable to such newly-created or acquired Subsidiary or acquired business unit is less than zero ($0), the last day of the two immediately succeeding Measurement Periods occurring after the Measurement Period described in clause (x) above (such compliance to be determined on the basis of (1) financial information delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) for the portion of the Measurement Period covered by such financial statements and (2) the good faith projected consolidated financial performance of the Borrower and its Subsidiaries for the portion of the applicable Measurement Period for which financial statements have not been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b);

(v)
the Transaction Consideration paid or to be paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total Transaction Consideration paid or to be paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.02(g), shall not exceed $50,000,000 in any fiscal year of the Borrower;

(vi)
the Borrower shall have delivered to the Administrative Agent and each Lender, at least ten (10) Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a description of such purchase or other acquisition with a reasonably detailed summary of all earnouts, milestones and other contingent payment obligations in connection with such purchase or other acquisition;

(vii)	no earnouts, milestones or other contingent payment obligations may be secured by any Lien on any property of any Loan Party or any Subsidiary of any Loan Party;
(viii)	all Indebtedness assumed in connection with such purchase or other acquisition shall be otherwise permitted to be incurred by the Loan Parties and their Subsidiaries under Section 7.03;
(ix)
the Borrower shall have delivered to the Administrative Agent such other information relating to such purchase or other acquisition as the Administrative Agent may have reasonably requested on a date or dates reasonably prior to the date of consummation thereof;

(h)            the consummation of the Target Acquisition on the Target Acquisition Closing Date, provided that each of the following conditions are satisfied:

(i)
the Administrative Agent and the Lenders shall have received, as of Target Acquisition Closing Date, an update to the Closing Date Compliance Certificate (or the most recent Compliance Certificate delivered under Section 6.02(a) hereof) reflecting, in each case, updated financial information as of the most recent month ended at least 30 days prior to the Target Acquisition Closing Date (for the trailing twelve-month period ending on such month end), and including the financial information of the Target received pursuant to clause (ii) of this Section 7.02(h), and giving pro forma effect to the Target Acquisition as though such Target Acquisition had been consummated on the first day of such trailing twelve-month period, which shall demonstrate on a pro forma basis after giving effect to the Target Acquisition, (x) compliance with each financial covenant set forth in Section 7.11 for such period, provided however that (1) Consolidated Leverage Ratio for such period shall not exceed 3.25 to 1.00, and (2) Liquidity, after giving effect to the Target Acquisition (and, for the avoidance of doubt, the proviso set forth in the first sentence of Section 7.11(d)), shall not be less than $60,000,000 and (y) Consolidated EBITDA for such period shall not be less than $60,000,000;

(ii)
the Administrative Agent and the Lenders shall have received each of the following: (A) on or prior to December 15, 2013 (to the extent the Target Acquisition Closing Date occurs on or after December 15, 2013), the unaudited consolidated balance sheet (and, to the extent prepared by the Target, income statement) of the Target and its Subsidiaries for the fiscal quarter of target ending October 31, 2013, to the extent such periods are not covered by the Target's annual and quarterly reports previously filed with the Toronto Stock Exchange; (B) to the extent the Target Acquisition Closing Date occurs on or after January 31, 2014, (x) the unaudited consolidated financial statements of the Target and its Subsidiaries for the fiscal quarter of Target ended October 31, 2013 and (y) the monthly unaudited consolidated balance sheet (and, to the extent prepared by the Target, income statement) of the Target and its Subsidiaries for the fiscal month of the Target ended December 31, 2013, to the extent such periods are not covered by the Target's annual and quarterly reports previously filed with the Toronto Stock Exchange; (C) to the extent the Target Acquisition Closing Date occurs on or after February 28, 2014, the monthly unaudited consolidated balance sheet (and, to the extent prepared by the Target, income statement) of the Target and its Subsidiaries for the fiscal month of the Target ended January 31, 2014, to the extent such periods are not covered by the Target's annual and quarterly reports previously filed with the Toronto Stock Exchange; (D) the quarterly unaudited consolidated balance sheet (and, to the extent prepared by the Target, income statement) of the Target and its Subsidiaries for each fiscal quarter of Target ended at least 45 days prior to the Target Acquisition Closing Date, to the extent such periods are not covered by the Target's annual and quarterly reports previously filed with the Toronto Stock Exchange; and (E) the monthly unaudited consolidated balance sheet (and, to the extent prepared by the Target, income statement) of the Target and its Subsidiaries for each fiscal month of the Target ended at least 30 days prior to the Target Acquisition Closing Date, to the extent such periods are not covered by the Target's annual and quarterly reports previously filed with the Toronto Stock Exchange; provided that, solely in the case of clauses (D) and (E) above, the Borrower's obligation to provide such financial statements of the Target and its Subsidiaries shall be subject to delivery of such financial statements by the Target to the Borrower;

(iii)	the Administrative Agent and the Lenders shall have received a final quality of earnings report prepared by Ernst & Young with respect to Target and its Subsidiaries;
(iv)
since the date of the last audited consolidated financial statements of the Target furnished to the Administrative Agent and the Lenders, no Materially Adverse (as such term is defined in the final form of Target Acquisition Agreement delivered to the Administrative Agent on the Closing Date subject to any change or modification thereto permitted pursuant to Section 7.17) event with respect to the Target shall then exist or result from the Target Acquisition;

(v)
the Administrative Agent and the Lenders shall have received a customary solvency certificate dated as of the Target Acquisition Closing Date, and which shall give effect to, the Target Acquisition, from the chief financial officer of the Borrower;

(vi)
the Target Acquisition shall be consummated in accordance with the terms of the final form of Target Acquisition Agreement delivered to the Administrative Agent on the Closing Date, as may be amended or otherwise modified in accordance with Section 7.17 (without giving effect to any waiver or modification thereof that is material and adverse to the interests of the Lenders, it being agreed that (A) any changes to the definition of "Materially Adverse" in the final form of Target Acquisition Agreement delivered to the Administrative Agent on the Closing Date (other than any change permitted pursuant to Secton 7.17) shall be deemed to be material and adverse to the interests of the Lenders and (B) any waiver or modification of any provision (in a manner less favorable to Borrower or its Subsidiaries) which permits the Borrower or any Target Acquisition Subsidiary constituting the "Buyer" thereunder to terminate its obligations under the Target Acquisition Agreement (or decline to consummate the Target Acquisition (as contemplated in the final form of Target Acquistion Agreement delivered to the Administrative Agent on the Closing Date, as may be amended or otherwise modified in accordance with Section 7.17)) shall be deemed to be material and adverse to the interests of the Lender);

(vii)
the Transaction Consideration paid or to be paid by or on behalf of the Borrower and its Subsidiaries in connection with the Target Acquisition shall not exceed $222,000,000 (the "Target Acquisition Purchase Price"), with not less than $30,000,000 of Target Cash being held by the Target and its Subsidiaries at the Target Cash Calculation Time (it being understood and agreed that the Target Cash Distribution Amount shall be distributed to the Borrower as soon as commercially reasonable but no later than the 31st day following the Target Acquisition Closing Date);

(viii)
the Specified Representations and Warranties shall be true and correct and the Target Acquisition Agreement Representations shall be true and correct, provided that a failure of any Target Acquisition Agreement Representation to be true and correct shall not result in non-compliance with this clause (viii), unless such the failure of any Target Acquisition Agreement Representation to be true and correct would permit the Borrower (or the Target Acquisition Subsidiary constituting the "Buyer" under the Target Acquisition Agreement, as applicable) to refuse to consummate the Target Acquisition under the Target Acquisition Agreement or such failure of any Target Acquisition Agreement Representation to be true and correct gives the Borrower (or the Target Acquisition Subsidiary constituting the "Buyer" under the Target Acquisition Agreement, as applicable) the right to terminate its obligations under the Target Acquisition Agreement;

(ix)	the Target Acquisition Closing Date shall occur on or prior to the earlier of: (A) March 31, 2014 and (B) the date that is 120 days after the Closing Date, as may be extended by the Required Lenders;
(x)	there shall not exist any Specified Default;
(xi)
on or prior to the Target Acquisition Closing Date, the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer of the Borrower, in form reasonably satisfactory to the Administrative Agent, certifying that as, of the Target Acquisition Closing Date, all of the requirements set forth in clause (i) through (x) of this Section 7.02(h) have been satisfied on or prior to the Target Acquisition Closing Date and attaching calculations demonstrating such satisfaction; and

(i)            other Investments not exceeding $15,000,000 in the aggregate in each fiscal year of the Borrower; provided, however, that at any time after the date that each Specified Target Acquisition Subsidiary shall either (x) be a Guarantor hereunder or (y) be merged with and into a Loan Party (it being understood and agreed that, at the time a Specified Target Acquisition Subsidiary shall become a Guarantor or be merged as provided in clause (x) and (y) above, such Specified Target Acquisition Subsidiary shall have all assets, properties and equipment necessary for the operation of its business, as conducted on the date hereof), the Borrower and its Subsidiaries may make additional Investments pursuant to this clause (i) in an amount not exceeding $5,000,000 in the aggregate in each fiscal year of the Borrower.

7.03            Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness of a Subsidiary of the Borrower owed to the Borrower or Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute "Pledged Debt" under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.02;

(c)            Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension and (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then-applicable market interest rate;

(d)            (i) Guarantees of a Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party, (ii) Guarantees of a Subsidiary of the Borrower that is not a Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary and (iii) Guarantees of a Loan Party in respect of Indebtedness of Subsidiaries that are not Loan Parties to the extent constituting an Investment in respect thereof permitted under Section 7.02;

(e)            obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)            Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(g)            Indebtedness of the Borrower or any other Loan Party arising in connection with any economic development incentive program or grant from any State or any subdivision thereof in connection with the Borrower's or such Loan Party's business development activities in such State or subdivision; provided that (i) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $15,000,000, (ii) such Indebtedness shall, to the extent secured, be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (iii) the aggregate principal amount of such Indebtedness outstanding at any time in respect of the acquisition and/or build-out of the Borrower's headquarters location shall not exceed $3,000,000;

(h)            Indebtedness that is subordinated in right of payment to the Obligations under the Loan Documents pursuant to a subordination agreement or other documentation in form and substance reasonably satisfactory to the Administrative Agent;

(i)            unsecured Indebtedness of the Borrower or any Guarantor under convertible senior notes; provided that (i) immediately before and immediately after giving pro forma effect to any such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and (ii) such Indebtedness shall be on terms reasonably satisfactory to the Administrative Agent;

(j)            Indebtedness in respect of earnouts, milestones and other contingent payment obligations incurred in connection with any Permitted Acquisition or other acquisition to which the requisite Lenders have consented;

(k)            obligations of the Borrower or any Subsidiary under letters of credit denominated in a currency other than Dollars issued for the account of the Borrower or any of its Subsidiaries, provided that the aggregate amount of all such obligations (including the maximum amount available to be drawn under all such letters of credit) shall not exceed $5,000,000 at any time);

(l)            surety bonds, performance bonds and other obligations of a like nature incurred by the Borrower or any Subsidiary in the ordinary course of business in compliance with the terms of any government contract;

(m)            Indebtedness in respect of Qualified Stock issued in accordance with Section 7.06(f), and

(n)            other unsecured Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

7.04            Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)            any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party (other than the Borrower) is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)            any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c)            any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) a wholly-owned Subsidiary that is not a Loan Party, (ii) solely in the case of any disposition by a non-wholly-owned Subsidiary of its assets, such disposition may be made ratably according to the respective holdings of each Person that owns the Equity Interest in such Subsidiary, or (iii) to a Loan Party;

(d)            in connection with any acquisition permitted under Section 7.02, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Subsidiary of the Borrower (with the Borrower owning the same proportionate share of the Person surviving such merger or consolidation as the existing Subsidiary of the Borrower that is party to such merger or consolidation) and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(e)            so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation.

(f)            the Borrower (or any applicable Subsidiary) may liquidate and cause the dissolution of the Specified Subsidiaries, provided that any assets of such Subsidiary are Disposed of in accordance with clause (b) or (c) of this Section 7.04, as applicable.

7.05            Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)            Dispositions of inventory in the ordinary course of business;

(c)            Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)            Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)            Dispositions permitted by Section 7.04;

(f)            non-exclusive licenses of IP Rights (other than any IP Rights related to BioThrax) on customary terms consistent with the ordinary course of business in the biotechnology industry, for terms not exceeding five (5) years;

(g)            exclusive licenses of IP Rights related to TRU-016 and such other assets related to the ADAPTIR and MVAtor platforms, provided that (i) any such Disposition shall be on customary terms consistent with the ordinary course of business in the biotechnology industry, (ii) no Default or Event of Default shall exist or would result from such Disposition, (iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying and attaching calculations demonstrating that after such Disposition, on a pro forma basis, (x) the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Section 7.11 and (y) Consolidated EBITDA shall be at least $50,000,000, in each case, for the most recently ended Measurement Period prior to such Disposition, and calculated as if such Disposition occurred as of the first day of such Measurement Period; and

(h)            Dispositions (including, without limitation, Dispositions of IP Rights other than IP Rights related to BioThrax) by the Borrower and its Subsidiaries; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (h) in any fiscal year shall not exceed $10,000,000;
provided, however, that any Disposition pursuant to this Section 7.05 (other than pursuant to subsections (a) and (d) above) shall be for fair market value (in the Borrower's good faith determination).
7.06            Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that:

(a)            each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)            the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)            so long as no Default or Event of Default shall occurred and be continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire its common Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)            so long as (i) no Default or Event of Default shall occurred and be continuing or would result therefrom and (ii) the Term Loan Termination Date has occurred (or, substantially concurrently with the incurrence of Indebtedness pursuant to Section 7.03(i), is occurring), the Borrower may purchase, redeem or otherwise acquire its common Equity Interests issued by it pursuant to its stock repurchase program announced on May 21, 2012, provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(d) during the term of this Credit Agreement shall not exceed $35,000,000;

(e)            the Borrower may issue and sell its common Equity Interests or any warrants or options with respect thereto pursuant to any executive compensation or stock option plan; and

(f)            the Borrower may issue and sell its Equity Interests solely to the extent constituting Qualified Stock.

7.07            Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08            Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

7.09            Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property (including, without limitation, any owned real property of the Borrower or any Subsidiary, or any assets of any Target Acquisition Subsidiary or any equity of any Target Acquisition Subsidiary) of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f), solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10            Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11            Financial Covenants.

(a)            Consolidated Debt Service Coverage Ratio.  Permit the Consolidated Debt Service Coverage Ratio as of the last day of any Measurement Period of the Borrower to be less than 2.50 to 1.00, provided. however, that with respect to each Measurement Period occurring after the Term Loan Termination Date, such ratio shall not be less than 3.50 to 1.00.

(b)            Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the last day of each Measurement Period of the Borrower to be greater than 3.50 to 1.00.

(c)            Consolidated Senior Leverage Ratio.  Solely to the extent no Term Loan is then outstanding, permit the Consolidated Senior Leverage Ratio to be greater than 2.00 to 1.00 as of the last day of any Measurement Period.

(d)            Minimum Liquidity.  Permit Liquidity at any time to be less than $50,000,000, provided that "Liquidity" shall be deemed to include, for the purposes of this Section 7.11(d), an aggregate amount not to exceed $40,000,000 of Target Cash for up to 30 days following the Target Acquisition Closing Date, provided, however, that notwithstanding such 30-day period, as soon as is commercially reasonable but no later than the first day following the end of such 30-day period, the Loan Parties shall cause the distribution to the Borrower of the Target Cash Distribution Amount.  For the avoidance of doubt, the minimum Liquidity set forth in this Section 7.11(d) shall be required to be maintained by the Loan Parties at all times and shall be reported concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) and as otherwise provided herein.

7.12            Amendments of Organization Documents.  Amend any of its Organization Documents in a manner adverse to the interests of the Lenders.

7.13            Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year, provided that following the Target Acquisition Closing Date, the Target may change its fiscal year to reflect the fiscal year of the Borrower and its Subsidiaries.

7.14            Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness permitted under Section 7.03(h), 7.03(i), 7.03(j), 7.03(m), 7.03(n), 7.03(d) (to the extent constituting Guarantees of Indebtedness under Section 7.03(h), 7.03(i), 7.03(j), 7.03(m) or 7.03(n)) and 7.03(e) (to the extent such Swap Contract is entered into in connection with Indebtedness under Section 7.03(i)), except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.03 and refinancings and refundings of such Indebtedness in compliance with Section 7.03(c), and (c) the Borrower may deliver Qualified Stock of the Borrower to any holder of Indebtedness permitted under Section 7.03(i) in connection with a conversion of such Indebtedness into Equity Interests at the election of such holder.

7.15            Amendment, Etc. of Indebtedness.  Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.03 or Section 7.03(h), 7.03(i), 7.03(j), 7.03(n), 7.03(d) (to the extent constituting Guarantees of Indebtedness under Section 7.03(h), 7.03(i), 7.03(j) or 7.03(n)) and 7.03(e) (to the extent such Swap Contract is entered into in connection with Indebtedness under Section 7.03(i)) in any manner materially adverse to the interest of the Administrative Agent and the Lenders, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.03(c).

7.16            Sanctions; International Compliance Laws.

(a)            Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Sanctioned Person or any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity in any Designated Jurisdiction, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

(b)            Engage in any dealings or transactions prohibited by any International Compliance Laws.

7.17            Amendment of Transaction Acquisition Arrangement Agreement.  Amend, modify or change in any manner any term or condition of the final form of Target Acquisition Agreement delivered to the Administrative Agent on the Closing Date, except (a) amendments, modifications, or changes approved by the Required Lenders, in their sole discretion, and (b) amendments, modifications or changes that are not material and not adverse to the interests of the Lenders, it being agreed that (i) any changes to the definition of "Materially Adverse" in the final form of Target Acquisition Agreement delivered to the Administrative Agent on the Closing Date shall be deemed to be material and adverse to the interests of the Lenders and (ii) any waiver or modification of any provision (in a manner less favorable to Borrower or its Subsidiaries) which permits the Borrower or any Target Acquisition Subsidiary to terminate its obligations under the Target Acquisition Agreement (or decline to consummate the Target Acquisition (as contemplated in the final form of Target Acquisition agreement delivered to the Administrative Agent on the Closing Date)) shall be deemed to be material and adverse to the interests of the Lender). The Borrower shall promptly deliver to the Administrative Agent and the Lenders a true and correct copy of any amendment, modification or other change to the final form of Target Acquisition Agreement delivered to the Administrative Agent on the Closing Date.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01            Events of Default.  Any of the following shall constitute an Event of Default:

(a)            Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants.  (i) The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.07, 6.10, 6.11, 6.12, 6.14, the first sentence of 6.16, 6.17, 6.18 or Article VII, or (ii) any Guarantor fails to perform or observe Section 2 contained in the Guaranty; or

(c)            Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)            Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h)            Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and the termination of the Commitments, ceases to be in full force and effect; or any Loan Party expressly contests the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)            Change of Control.  There occurs any Change of Control; or

(l)            Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m)            Product Recall.  Any mandatory product recall shall be required pursuant to any order or directive of any Governmental Authority affecting the products manufactured, sold or distributed by the Borrower or any of its Subsidiaries, if the aggregate sales price of the products so recalled shall, individually or together with all other similar recalls of such products during any twelve consecutive month period, equal or exceed $50,000,000; or

(n)            BioThrax Contracts.  The termination or expiration of, or the receipt of any notice by the Borrower or any Subsidiary to terminate, any Material Contract of the Borrower or any Subsidiary for the sale of BioThrax to any Governmental Authority of the Federal Government of the United States, to the extent a reasonably suitable replacement contract (in the reasonable judgment of the Administrative Agent) with a Governmental Authority is not entered into by the Borrower or such Subsidiary within three (3) Business Days after such termination or expiration of, or receipt of notice to terminate, such Material Contract; or

(o)            Subordination.  (i)  The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the "Subordinated Provisions") shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall expressly disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(p)            Receivables.  Greater than 50% of all accounts receivable of the Loan Parties and their Subsidiaries arising from the sale of BioThrax to Governmental Authorities of the Federal Government of the United States becomes more than 90 days past the original due date therefor (with such determination being made on the basis of payment terms being substantially consistent with past practice), provided however, that receivables (up to maximum amount equal to $50,000,000) that have become more than 90 days (but less than 120 days) past the original due date therefor shall be excluded in determining the percentage set forth above in this Section 8.01(p) solely to the extent, and by an amount equal to the amount by which, Liquidity exceeds $50,000,000; or

(q)            Compliance Certificate.  Delivery of a Compliance Certificate pursuant to Section 6.18 in connection with any earnout, milestone or other contingent payment to be made in connection with any purchase or other acquisition made pursuant to Section 7.02(g), which Compliance Certificate shall demonstrate failure to comply on a pro forma basis with the covenants set forth in Section 7.11.

8.02            Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; provided that prior to funding of the Term Loan the Term Commitments may only be terminated pursuant to this Section 8.02(a) if a Specified Default has occurred and is continuing;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)            require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03            Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent payable in accordance with the terms hereof and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer payable in accordance with the terms hereof and amounts payable to the Lenders and the L/C Issuer under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and
Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by Law;
provided that, in each case, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section 8.03.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a "Lender" party hereto.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01            Appointment and Authority.

(a)            Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

9.02            Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03            Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e)            The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04            Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06            Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)            Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America  with respect to such Letters of Credit.

9.07            Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08            No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Documentation Agent, or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09            Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations secured by the Collateral pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (k) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10            Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which Cash Collateral has been provided in accordance with the terms of this Agreement or other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified by the Required Lenders;

(b)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)            to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or under the other Loan Documents or if such release is approved, authorized or ratified by the requisite Lenders in accordance with Section 10.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11            Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.12            Intercreditor and Subordination Agreements.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into each intercreditor agreement and each subordination agreement as may be expressly contemplated by the terms of this Agreement (on such terms and conditions prescribed by this Agreement), and agree to be bound by the provisions of such intercreditor agreements and such subordination agreements.

ARTICLE X
MISCELLANEOUS
10.01            Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01(a), without the written consent of each Lender;

(b)            extend or increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Revolving Credit Lender;

(c)            (i) extend or increase the Term Commitment of any Term Lender (or reinstate any Term Commitment terminated pursuant to Section 8.02) without the written consent of such Term Lender, or (ii) amend or otherwise modify the definition of Required Term Loan Availability Period, in each case, without the written consent of each Term Lender;

(d)            change the dates set forth in Section 7.02(h)(ix) without the written consent of the Required Term Lenders;

(e)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;

(f)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(g)            change (i) Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (ii) Section 2.15(a)(iv), or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.06, 2.05(a) or 2.05(c), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Term Facility, the Required Term Lenders and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(h)            change (i) any provision of this Section 10.01 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(h)), without the written consent of each Lender or (ii) the definition of "Required Revolving Lenders" or "Required Term Lenders" without the written consent of each Lender under the applicable Facility;

(i)            release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(j)            release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(k)            impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower to provide for any Indebtedness permitted under Section 7.03(i) on customary terms and conditions which are reasonably acceptable to the parties (such amendment, the "Convertible Note Amendment"), provided that, so long as such Convertible Note Amendment shall be limited to such necessary revisions to permit the terms of such Indebtedness, (x) Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to enter into such Convertible Note Amendment and (y) the Lenders agree that no amendment fees, arrangement fees, upfront fees or other similar bank fees shall be charged to the Borrower or any of its Subsidiaries in connection with the preparation, negotiation, execution and delivery of such Convertible Note Amendment.

10.02            Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)
if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)
if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)            Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower (on behalf of the Loan Parties) may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)            The Platform.  THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE."  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any other Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's, any other Loan Party's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc.  Each of the Borrower (on behalf of the Loan Parties), the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03            No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04            Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and, if reasonably necessary, a single local counsel for the Administrative Agent in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel for the Indemnitee, including the allocated cost of internal counsel), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders' such Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05            Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06            Successors and Assigns.

(a)            Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.
(A)
in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the Commitment(s) are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)
Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment(s) assigned, except that this clause (ii) shall not apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans;

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)
the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)
the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment or a Term Commitment, if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loans to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility (such consent not to be unreasonably withheld or delayed).
(iv)
Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)
No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower's Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)
Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)            Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days' notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07            Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15 or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreements or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower

For purposes of this Section, "Information" means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08            Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff and application.  Notwithstanding the provisions of this Section 10.08, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09            Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11            Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12            Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13            Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)            such Lender shall have received payment of an amount equal  to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable Laws; and

(e)            in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14            Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE LAWS OF THE PROVINCE OF ONTARIO SHALL APPLY FOR PURPOSES OF INTERPRETING SECTION 7.02(h)(iv) AND DETERMINING WHETHER ANY CONDITIONS RELATING TO THE TARGET ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN SATISFIED.

(b)            SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTION RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16            No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm's-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger, nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17            Electronic Execution of Assignments and Certain Other Documents.  The words "execute," "execution," "signed," "signature," and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18            USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" an anti-money laundering rules and regulations, including the Act.

10.19            ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower:

EMERGENT BIOSOLUTIONS INC.

By:            /s/ Robert Kramer
Name:                  Robert Kramer
Title:	Chief Financial Officer and Treasurer

Guarantors:

EMERGENT BIODEFENSE OPERATIONS  LANSING LLC
EMERGENT MANUFACTURING   OPERATIONS MERIDEN LLC
EMERGENT COMMERCIAL OPERATIONS  FREDERICK INC.
EMERGENT INTERNATIONAL INC.
EMERGENT PRODUCT DEVELOPMENT  GAITHERSBURG INC.
EMERGENT PRODUCT DEVELOPMENT  SEATTLE, LLC
EMERGENT EUROPE INC.
EMERGENT PROTECTIVE PRODUCTS USA  INC.

By:            /s/ Robert Kramer
Name:                  Robert Kramer
Title:                      Treasurer

EMERGENT FREDERICK LLC
EMERGENT MANUFACTURING   OPERATIONS BALTIMORE LLC
EMERGENT SALES AND MARKETING US  LLC

By:            /s/ Robert Kramer
Name:                  Robert Kramer
Title:                       Executive Manager

400 PROFESSIONAL LLC

By:            /s/ Robert Kramer
Name:                  Robert Kramer
Title:                      Vice President

BANK OF AMERICA, N.A., as
 Administrative Agent

By:              /s/ Erik m. truette
Name:  Erik M. Truette
Title:     Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:                /s/ linda Alto
Name:     Linda Alto
Title:       Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:                     /s/ Douglas brown
Name:     Douglas Brown
Title:        Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:                              /s/ anthony galea
Name:        Anthony Galea
Title:           Vice President

Bank of America/EBSI
List of Company-Prepared Schedules - Credit Agreement

Schedule 1.01(s)(i)	Specified Candidate Program
Schedule 1.01(s)(ii)	Specified Indebtedness
Schedule 1.01(s)(iii)	Specified Subsidiary
Schedule 5.05	Supplement to Interim Financial Statements
Schedule 5.08(b)	Existing Liens
Schedule 5.08(c)	Owned Real Property; Mortgaged Property
Schedule 5.08(d)	Existing Investments
Schedule 5.09	Environmental Matters
Schedule 5.12(e)	Pension Plans
Schedule 5.13	Subsidiaries and Other Equity Investments; Loan Parties
Schedule 7.03	Existing Indebtedness
Schedule 7.09	Burdensome Agreements

Schedule 1.01(s)(i)

Specified Candidate Program

Anthrivig™
(Human Anthrax Immunoglobulin)

PreviThrax™
(Recombinant Protective Antigen Anthrax Vaccine, Purified)

NuThrax™
(Anthrax Vaccine Adsorbed with CPG 7909 Adjuvant)

Thravixa™
(Fully Human Anthrax Monoclonal Antibody)

ADAPTIRTM Mono-Specific Protein Therapeutic

ADAPTIRTM Multi-Specific Protein Therapeutic

MVAtorTM (modified vaccinia virus Ankara vector)

MVA RSV (Respiratory syncytial virus)

MVA Flu

Schedule 1.01(s)(ii)

Specified Indebtedness

1.
Indebtedness under that certain Construction Loan Agreement, dated as of July 29, 2011, by and among the Borrower, Emergent Manufacturing Operations Baltimore, LLC ("EMOB") and PNC Bank, National Association ("PNC").

2.	Indebtedness under that certain Loan and Security Agreement, dated as of August 3, 2011, by and among the Borrower, EMOB and PNC.

3.
Indebtedness under that certain Loan Agreement, dated as of November 3, 2009, by and among the Borrower, Emergent Product Development Gaithersburg Inc. and HSBC Realty Credit Corporation (USA) ("HSBC").

4.
Indebtedness under that certain Loan Agreement, dated as of December 20, 2009, by and among the Borrower, Emergent BioDefense Operations Lansing LLC (formerly Emergent BioDefense Operations Lansing Inc.) and HSBC.

Schedule 1.01(s)(iii)

Specified Subsidiary

Emergent Manufacturing Operations Meriden LLC

Emergent Sales and Marketing US LLC

Emergent Commercial Operations Frederick Inc.

Emergent Frederick LLC

Schedule 2.01
Commitments and Applicable Percentages
Lender	Term Commitment	Revolving Credit Commitment	Applicable Term Percentage	Applicable Revolving Credit Percentage
Bank of America, N.A.	$47,222,222.22	$37,777,777.78	37.777777778%	37.777777778%
PNC Bank, National Association	$41,666,666.67	$33,333,333.33	33.333333333%	33.333333333%
JPMorgan Chase Bank, N.A.	$36,111,111.11	$28,888,888.89	28.888888889%	28.888888889%

Total	$125,000,000.00	$100,000,000.00	100.000000000%	100.000000000%

`

Schedule 5.05

Supplement to Interim Financial Statements

None.

Schedule 5.08(b)

Existing Liens

None.

Schedule 5.08(c)

Owned Real Property; Mortgaged Property

Address	Book Value	Estimated Fair Value	Record Owner	Mortgaged Property (Y/N)
3500 N. Martin Luther King Jr. Blvd. Lansing, MI 48906 Ingham County	$33,805,000.00	$33,805,000.00	Emergent BioDefense Operations Lansing LLC	Y
300 Professional Drive Gaithersburg, Maryland 20879 Montgomery County	$13,393,000.00	$13,393,000.00	Emergent Product Development Gaithersburg Inc.	N
400 Professional Drive Gaithersburg, Maryland 20879 Montgomery County	$10,500,000.00	$10,500,000.00	400 Professional LLC	N
5901 East Lombard Street Baltimore, Maryland 21224 Baltimore County	$33,220,000.00	$33,220,000.00	Emergent Manufacturing Operations Baltimore LLC	Y
Dewitt Road Agricultural Land Dewitt, MI 48906 Clinton County	-	93,000	Emergent BioDefense Operations Lansing LLC	N
16930 S. Dewitt Road Dewitt, MI, 48906 Clinton County	$414,000.00	$414,000.00	Emergent BioSolutions Inc.	Y

Schedule 5.08(d)

Existing Investments

None.

Schedule 5.09

Environmental Matters

5901 E. Lombard Street, Baltimore,Maryland
The subject property is listed on available databases within a numerical range of street addresses under Cambrex Bioscience as both a U.S. Brownfields site and a Maryland Brownfields site.  A No Further Requirements Determination was issued for this property by the Maryland Department of the Environment in June, 2010.

3500 North Martin Luther King, Jr. Boulevard, Lansing, Michigan
A 1998 baseline environmental assessment identified the presence of a 50,000 gallon underground storage tank (UST) on the Lansing property.  The UST was on the former power station site for the state facility in the 1950/1960 - 1998 timeframe and contained #2 oil.  The UST was removed in 1998; however, contaminated soil made it a leaking UST (LUST).  The site was listed on the State of Michigan Department of Natural Resources & Environment (DNRE) LUST inventory database.  On March 9, 2011, the facility was notified by letter that the DNRE had issued a closure report for this site with unrestricted use  based on a Tier 1 residential evaluation.

Schedule 5.12(e)

Pension Plans

None.

Schedule 5.13

Subsidiaries and Other Equity Investments; Loan Parties

Part (a) Subsidiaries of each Loan Party

Subsidiary	Owner	Percentage Equity Ownership	Shares	Certificated (Y/N)
Emergent BioDefense Operations Lansing LLC**	Emergent BioSolutions Inc.	100%	6,262,554	N
Emergent Product Development Gaithersburg Inc.**	Emergent BioSolutions Inc.	100%	100	Y
Emergent Commercial Operations Frederick Inc.**	Emergent BioSolutions Inc.	100%	100	Y
Emergent International Inc.**	Emergent BioSolutions Inc.	100%	100	Y
Emergent Europe Inc.**	Emergent International Inc.	51%	51	Y
	Emergent Commercial Operations Frederick Inc.	49%	49	Y
Emergent Frederick LLC**	Emergent BioSolutions Inc.	100%	N/A	N
Emergent Sales and Marketing US LLC**	Emergent BioSolutions Inc.	100%	N/A	N
Emergent Manufacturing Operations Meriden LLC**	Emergent BioSolutions Inc.	100%	N/A	N
Emergent Manufacturing Operations Baltimore LLC**	Emergent BioSolutions Inc.	100%	N/A	N
Emergent Product Development Seattle, LLC**	Emergent BioSolutions Inc.	100%	N/A	N
400 Professional LLC**	Emergent BioSolutions Inc.	100%	N/A	N
Emergent Protective Products USA Inc.**	Emergent BioSolutions Inc.	100%	100	Y
Emergent Protective Products Canada ULC	Emergent BioSolutions Inc.	100%	100	N
EPIC Bio Pte. Limited	Emergent BioSolutions Inc.	100%	1,520,000	N
Emergent BioSolutions Malaysia SDN. BHD.	Emergent International Inc.	100%	2	N
Emergent Product Development Germany GmbH	Emergent International Inc.	100%	4	N
Emergent Sales and Marketing Australia Pty Limited	Emergent Europe Inc.	100%	1	N
Emergent Holding Asia Pte. Ltd.	Emergent Europe Inc.	100%	100	N
Emergent Sales and Marketing Singapore Pte. Ltd.	Emergent Europe Inc.	100%	100	N
Emergent Sales and Marketing Germany GmbH	Emergent Europe Inc.	100%	2	N
Emergent Product Development UK Limited	Emergent Europe Inc.	100%	93,569,310	N
Emergent Global Health Foundation Limited	Emergent Product Development UK Limited	100%	N/A	N
Oxford Emergent Tuberculosis Consortium Limited	Emergent Product Development UK Limited	51%	5100	N
**Denotes Guarantor

Part (b) Equity Investments owned by any Loan Party

None.

Part (d) Jurisdiction, Principal Place of Business and U.S. Taxpayer ID Numbers or Organizational ID Numbers

Loan Party	Jurisdiction of Formation	Principal Place of Business	U.S. Taxpayer ID Number or, if none, State-Issued Organizational ID
Emergent BioSolutions Inc.	Delaware	2273 Research Boulevard, Suite 400 Rockville, Maryland 20850	14-1902018
Emergent BioDefense Operations Lansing LLC**	Delaware	3500 N. Martin Luther King Jr. Blvd. Lansing, Michigan 48906	38-3412788
Emergent Commercial Operations Frederick Inc.**	Maryland	2273 Research Boulevard, Suite 400 Rockville, Maryland 20850	20-1060348
Emergent Europe Inc.**	Delaware	2273 Research Boulevard, Suite 400 Rockville, Maryland 20850	20-2962573
Emergent Frederick LLC**	Maryland	2273 Research Boulevard, Suite 400 Rockville, Maryland 20850	20-4616299
Emergent International Inc.**	Delaware	2273 Research Boulevard, Suite 400 Rockville, Maryland 20850	20-2469612
Emergent Manufacturing Operations Baltimore LLC**	Delaware	5901 East Lombard Street Baltimore, Maryland 21224	27-0887093
Emergent Manufacturing Operations Meriden LLC**	Delaware	2273 Research Boulevard, Suite 400 Rockville, Maryland 20850	4512317
Emergent Product Development Gaithersburg Inc.**	Delaware	300 Professional Drive, Suite 100 Gaithersburg, Maryland 20879	16-1666785
Emergent Product Development Seattle, LLC**	Delaware	2401 4th Ave., Suite 1050 Seattle, Washington 98121	52-2385898
Emergent Protective Products USA Inc.**	Delaware	305 College Road East Princeton, New Jersey 08540	38-3907269
Emergent Sales and Marketing US LLC**	Delaware	2273 Research Boulevard, Suite 400 Rockville, Maryland 20850	42-1720209
400 Professional LLC**	Delaware	2273 Research Boulevard, Suite 400 Rockville, Maryland 20850	46-1931658
**Denotes Guarantor

Schedule 7.03

Existing Indebtedness

None.

Schedule 7.09

Burdensome Agreements

None.

Schedule 10.02
Administrative Agents Office,
Certain Addresses for Notices
EMERGENT BIOSOLUTIONS INC.:

Emergent BioSolutions Inc.
2273 Research Boulevard, Suite 400
Rockville, Maryland 20850
Attention: General Counsel
Telephone: 301-795-1800
Telecopier: 301-795-1850
Website Address:                                        www.emergentbiosolutions.com
U.S. Taxpayer Identification Number: 14-1902018

ADMINISTRATIVE AGENT:

Administrative Agent's Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Street Address: One Independence Center, 101 North Tryon Street
Mail Code: NC1-001-05-46
City, State ZIP Code: Charlotte, NC 28255-0001
Attention: Jennifer Thayer
Telephone: 980-388-3254
Telecopier: 704-409-0486
Electronic Mail:  jennifer.thayer@baml.com
Account No.1366212250600
Ref:  Emergent BioSolutions Inc.
ABA# 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Street Address: Bank of America Plaza, 101 South Tryon Street
Mail Code: NC1-002-15-36
City, State ZIP Code: Charlotte, NC 28255-0001
Attention: Erik M. Truette
Telephone: 980-387-5451
Telecopier: 704-409-0015
Electronic Mail:  erik.m.truette@baml.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations
Street Address: 1 Fleet Way
Mail Code: PA6-580-02-30
City, State Zip Code: Scranton, PA 18507-1999
Attention:   Charles P. Herron
Telephone: 570.496-9564
Telecopier: 800.755.8743
Electronic Mail: charles.p.herron@baml.com

SWING LINE LENDER:

Bank of America, N.A.
Street Address: One Independence Center, 101 North Tryon Street
Mail Code: NC1-001-05-46
City, State ZIP Code: Charlotte, NC 28255-0001
Attention: Jennifer Thayer
Telephone: 980-388-3254
Telecopier: 704-409-0486
Electronic Mail:  jennifer.thayer@baml.com
Account No.1366212250600
Ref:  Emergent BioSolutions Inc.
ABA# 026009593

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ___________ ___, _____
To:            Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned hereby requests (select one):
  A Borrowing of [Revolving Credit Loans][Term Loans]
  A conversion or continuation of [Revolving Credit Loans][Term Loans]
1.            On                                                                                     (a Business Day).
2.            In the principal amount of $                                                                                  .
3.            Comprised of (select one):
  Base Rate Loans
  Eurodollar Rate Loans
4.            For Eurodollar Rate Loans:  with an Interest Period of                                                                                                                               months.1
The undersigned Borrower hereby represents and warrants that (i) the conditions specified in Sections 4.02(a), [and] (b) [and (d)]2 of the Agreement have been satisfied on as of the date of the applicable Credit Extension and (ii) the Revolving Credit Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(a) of the Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Borrower has executed and delivered this Committed Loan Notice as of the date first written above.
EMERGENT BIOSOLUTIONS INC.

By:
Name:
Title:

1 Select 1, 2, 3 or 6 months.
2 Insert if Loan Notice is delivered in respect of Target Acquisition Credit Extensions.

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date: ___________ ___, _____
To:            Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned hereby requests a Swing Line Loan:
1.            On                                                      (a Business Day).
2.            In the principal amount of $                                                                                                  .
The undersigned Borrower hereby represents and warrants that (i) the conditions specified in Sections 4.02(a) and (b) of the Agreement have been satisfied on as of the date of the applicable Credit Extension and (ii) the Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Borrower has executed and delivered this Swing Line Loan Notice as of the date first written above
EMERGENT BIOSOLUTIONS INC.

By:
Name:
Title:

EXHIBIT C-1
FORM OF REVOLVING NOTE
[_____________ ___, ______]

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, the financial institutions (including the Lender) from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.
[Remainder of Page Left Intentionally Blank]

THIS REVOLVING NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
EMERGENT BIOSOLUTIONS INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2
FORM OF TERM NOTE
[_____________ ___, ______]

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, the financial institutions (including the Lender) from time to time party thereto as lenders, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.
[Remainder of Page Left Intentionally Blank]

THIS TERM NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TERM NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
EMERGENT BIOSOLUTIONS INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:  ________ ___, _______
To:            Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned Responsible Officer3 hereby certifies as of the date hereof that he/she is the[  ] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:4
[Use following paragraph 1 for fiscal year-end financial statements]
1.            The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.            The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.            The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.
3.            A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and/or Event of Default and its nature and status:]
4.            The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Agreement and in each other Loan Document, or which are contained in any document furnished at any time under or in connection with any Loan Document, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5.            The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
[Remainder of Page Intentionally Left Blank.]

3 Must be chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Borrower.
4 With respect to any Compliance Certificate provided pursuant to Section 6.02(a)(ii) of the Agreement, please reference most recent financial statements that have been delivered, with the corresponding Financial Statement Date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
                          , 20__.
EMERGENT BIOSOLUTIONS INC.

By:
Name:
Title:

SCHEDULE I to COMPLIANCE CERTIFICATE
EBITDA and Covenant Calculations

[On file with Administrative Agent]

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]6 Assignee identified in item 2 below ([the][each, an] "Assignee").  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest").  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.            Assignor[s]:                          ______________________________

______________________________
            [Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify [Term][Revolving Credit] Lender]]]

3.            Borrower:                          Emergent BioSolutions Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:Credit Agreement, dated as of December 11, 2013, among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

6.            Assigned Interest[s]:

Assignor[s][9]	Assignee[s][10]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders[11]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[12]	CUSIP Number

			$____________	$_________	____________%
			$____________	$_________	____________%
			$____________	$_________	____________%

[7.            Trade Date:                          __________________]13

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
6 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
7 Select as appropriate.
8 Include bracketed language if there are either multiple Assignors or multiple Assignees.
9 List each Assignor, as appropriate.
10 List each Assignee and, if available, its market entity identifier, as appropriate.
11 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
12 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
13 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]14
[NAME OF ASSIGNOR]

By: _____________________________
Name:
Title:

ASSIGNEE[S]15
[NAME OF ASSIGNEE]

By: _____________________________
Name:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent, [Swing Line Lender and L/C Issuer]

By: _________________________________
Name:
Title:

[Consented to:]16

EMERGENT BIOSOLUTIONS INC., as Borrower

By: _________________________________
Name:
Title:

14 Add additional signature blocks as needed.  Include both Fund/Pension Plan and manager making the trade (if applicable).
15 Add additional signature blocks as needed.  Include both Fund/Pension Plan and manager making the trade (if applicable).
16 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.            Representations and Warranties.
1.1.            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS ASSIGNMENT AND ASSUMPTION AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ASSUMPTION AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT E-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE
[On file with Administrative Agent]

EXHIBIT F-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[  ]

EXHIBIT F-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[  ]

EXHIBIT F-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[  ]

EXHIBIT F-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Left Intentionally Blank]

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[  ]